   As filed with the Securities and Exchange Commission on November 26, 1996
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                -------------

                            CONTINUCARE CORPORATION
             (Exact name of registrant as specified in its charter)

                                -------------

              FLORIDA                                       59-2716023
   (State or Other Jurisdiction                          (I.R.S. Employer
of Incorporation or Organization)                       Identification No.)

                   100 SOUTHEAST SECOND STREET, 36TH FLOOR
                             MIAMI, FLORIDA 33131
                                (305) 350-7515
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                                -------------

                              CHARLES M. FERNANDEZ
                      CHAIRMAN OF THE BOARD, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                            CONTINUCARE CORPORATION
                   100 SOUTHEAST SECOND STREET, 36TH FLOOR
                              MIAMI, FLORIDA 33131
                                 (305) 350-7515
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -------------

                          Copies of communications to:
                           REBECCA R. ORAND, ESQUIRE
                          GREENBERG, TRAURIG, HOFFMAN,
                         LIPOFF, ROSEN & QUENTEL, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                           TELEPHONE: (305) 579-0557
                           FACSIMILE: (305) 579-0717

                                -------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                                -------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                    PROPOSED
                                                 AMOUNT             MAXIMUM         PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF SHARES                           TO BE           OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
       TO BE REGISTERED                        REGISTERED        PER SHARE (1)          PRICE (1)             FEE
-----------------------------------------------------------------------------------------------------------------------
 Common Stock, $.0001 par value              370,000 shares          $10.25            $ 3,792,500         $1,149.24
 Common Stock, $.0001 par value               80,000 shares          $ 7.50            $   600,000            181.82
 Representative Warrants                      80,000                 $   --                     --                --
 Common Stock, $.0001 par value               80,000 shares          $ 7.50            $   600,000            181.82
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and pursuant to Rule 457(c), based on (i) the exercise price of the particular derivative securities the underlying securities of which are being registered herein and, as appropriate, (ii) the closing price for the Registrant's Common Stock on November 22, 1996, as reported by the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS

                            SUBJECT TO COMPLETION
                           DATED NOVEMBER 26, 1996

                                530,000 SHARES




                                    [LOGO]




                                 COMMON STOCK

                            ---------------------

         This Prospectus relates to an aggregate of 370,000 shares (the "Option Shares") of Common Stock, par value $.0001 per share (the "Common Stock"), of Continucare Corporation, a Florida corporation (the "Company" or "Continucare"), proposed to be sold from time to time by certain option holders (the "Option Holders") of the Company (the "Option Holders"). See "Selling Shareholders." The Company will receive an exercise price ranging from $4.00 to $8.25 upon the exercise of options held by the Option Holders but will not receive any proceeds from the sale of the Option Shares by the Option Holders.

        This Prospectus also relates to the issuance by the Company, subsequent to the exercise of Representative Unit Purchase Options ("RUPOs") by the holders thereof, of (a) 80,000 Representative Units (the "Units"), (b) 80,000 shares of Common Stock (the "Representative Shares") and 80,000 Warrants (the "Representative Warrants") issuable upon exercise of the Units and (c) 80,000 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of the Representative Warrants. The RUPOs were issued in connection with the Company's initial public offering which occurred in May 1995 ("May Public Offering") and may be exercised for nominal consideration for one Unit.
See "Description of Capital Stock-Representative Units". The Company will receive the exercise price of $7.50 upon the exercise of each of the Units and the Representative Warrants but will not receive any proceeds from the sale of the Representative Shares, the Representative Warrants or the Warrant
Shares. No assurance can be given as to when, if ever, the RUPOs, Units or Representative Warrants will be exercised.

         The Common Stock is quoted on the AMEX under the symbol "CNU." On November 22, 1996, the closing price of the Common Stock on the AMEX was $10.25 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                            ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ---------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 1996

                                    SUMMARY

         On August 9, 1996, Zanart Entertainment Incorporated, a Florida corporation ("Zanart"), signed a definitive Agreement and Plan of Merger (the "Merger Agreement") with Zanart Subsidiary, Inc. ("ZSI"), a wholly-owned subsidiary of Zanart, and Continucare Corporation, a Florida corporation. Pursuant to the Merger Agreement, on September 11, 1996 (the "Closing Date"), ZSI merged (the "Merger") with and into Continucare Corporation. Upon the consummation of the Merger, and pursuant to the terms of the Merger Agreement,
(i) each issued and outstanding share of common stock of Continucare Corporation converted into one share of Zanart common stock, par value $.0001 per share (the "Common Stock"), the separate existence of ZSI terminated and Continucare Corporation became a wholly-owned subsidiary of Zanart, (ii) Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing licensing business prior to December 11, 1996 and (iii) Zanart's Board of Directors and management became comprised of designees of Continucare Corporation. On October 8, 1996, Zanart changed its corporate name to "Continucare Corporation." All references herein to Zanart and the Zanart Business refer to the historical licensing operations of Zanart before giving effect to the Merger, and all references to Continucare or the Company and the Continucare or the Company Business refer to the mental and physical rehabilitation health care business of Continucare and its subsidiaries prior to and after giving effect to the Merger.

                             CONTINUCARE BUSINESS

         Continucare develops and manages mental and physical rehabilitation health care programs that offer a continuum of mental and physical rehabilitation health services ranging from partial hospitalization care to day treatment and outpatient services. Continucare offers a comprehensive mental health care product line by providing the following types of services to general acute care and psychiatric hospitals, community mental health centers ("CMHCs") and comprehensive outpatient rehabilitation facilities ("CORFs"): clinical development, marketing, financial management, operational oversight, human resources support, quality assurance and outcome measurement. Through its ability to organize and provide such services Continucare is able to develop and manage for its clients the series of mental and physical rehabilitation health care programs that comprise a continuum of mental and physical rehabilitation health care services.

         At November 1, 1996, Continucare had management contracts with five general acute care hospitals, one free- standing psychiatric hospital, 16 CMHCs and one CORF. As of such date, 22 of such contracts were in operation covering various treatment programs.

         Continucare's strategy is to (i) continue to develop all elements of the continuum of mental health and physical rehabilitation services provided to existing and new clients, (ii) aggressively pursue new management contracts for the provision of mental and physical health services, (iii) emphasize its outcome measurement system ("Outcome Measurement System") as an additional service and (iv) expand the types of services offered by it to include physical and medical rehabilitation services, home health services and primary care services.

                               ZANART BUSINESS

         Zanart designs, publishes, packages and markets wall decor and collectible art which incorporate popular images from motion pictures, television and animation. Zanart's products include framed art, matted prints, lithographs and serigraphs, calendars, posters, blueprints, movie and television card portfolio sets and animation sericels which are produced pursuant to licensing or other agreements with entertainment companies. The images for the printed products are provided to Zanart by the licensor or designed by Zanart, and the products are printed, manufactured and framed for Zanart by manufacturers according to Zanart's instructions and specifications. Zanart's product line consists of over 200 individual products. Zanart's products are sold through retail chain stores, independent retail stores, catalogs and a television shopping network. The future of Zanart's licensing business is subject to the terms of the Merger Agreement as described above.

                            ----------------------
         Continucare's executive offices are located at 100 Southeast Second Street, 36th Floor, Miami, Florida 33131. Continucare's telephone number is
(305) 350-7515.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves certain risks. Prospective purchasers should carefully consider the following factors, in addition to the other information contained in this Prospectus, when evaluating the Company and its business before making an investment decision. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

         Limited Operating History. Continucare has been involved in its current business since February 1996, and has had limited operations to date. The Company's prospects must be considered in light of the risks, delays, expenses and difficulties frequently encountered in connection with an early-stage business in a highly-regulated, competitive environment. No assurance can be given that the Company will successfully implement any of its plans in a timely or effective manner or whether the Company will be able to generate significant revenues or continue to operate profitably.


         Shares Eligible for Future Sale. Future sales of Common Stock in the public market could adversely affect the market price of the Common Stock. Continucare currently has 11,202,983 shares of Common Stock outstanding, assuming no exercise of currently outstanding options and warrants. Pursuant to the Merger Agreement, in addition to the shares of Common Stock offered hereby, the Company has registered 920,000 shares of Common Stock issuable upon exercise of Series A Warrants. Although there is presently a public market for the Common Stock, there can be no assurance (and it is not presently likely) that such market will have sufficient trading activity to permit holders of Common Stock to sell their shares in desired amounts, or at desired prices, or that such market will be sustained, and sales of substantial amounts of shares is likely to have a material adverse effect on the market price for the shares of Common Stock. Pursuant to the Merger Agreement, in addition to the shares of Common Stock offered hereby, the Company will register an aggregate of 8,500,000 shares of Common Stock previously issued upon the formation of Continucare and pursuant to a private placement of Common Stock consummated immediately prior to the closing of the Merger.

         Risks Relating to Acquisition Strategy. The Company has expanded and intends to continue to expand its operations through acquisitions of health related companies. The Company continually engages in evaluations of potential acquisitions; however, there are currently no definitive agreements, letters of intent or agreements in principle with respect to any material acquisition. In implementing this acquisition strategy, the Company will compete with other potential acquirors, some of which may have greater financial or operational resources than the Company. Competition for acquisitions may intensify due to the ongoing consolidation in the health care industry, which may increase the costs of capitalizing on such opportunities. Consummation of acquisitions could result in the incurrence or assumption by the Company of additional indebtedness and the issuance of additional equity. The issuance of shares of Common Stock for an acquisition may result in dilution to shareholders. The financial performance of the Company is and will continue to be subject to various risks associated with the acquisition of businesses, including the expenses associated with the integration of the acquired businesses, difficulties in assimilating the operations of the acquired businesses and diversion of management resources. Also, as the Company enters into new geographic markets, the Company will be required to comply with laws and regulations of states that differ from those in which the Company's operations are currently conducted. There can be no assurance that the Company will be able to effectively establish a presence in these new markets. While many of the expenses arising from the Company's efforts in these areas may have a negative effect on operating results until such time, if at all, as these expenses are offset by increased revenues, there can be no assurance that the Company will be able to implement its acquisition strategy, or that this strategy will ultimately be successful.

         Potential Volatility. There has been significant volatility in the market price of securities of health care companies that often has been unrelated to the operating performance of such companies. The Company believes that certain factors, such as legislative and regulatory developments, quarterly fluctuations in the actual or anticipated results of operations of the Company, lower revenues or earnings in the financial results of the Company than those anticipated by securities analysts, the overall economy and the financial markets, could cause the price of the Common Stock to fluctuate substantially.

         Reimbursement Considerations. The Company receives fees for its services directly from its client hospitals and CMHCs. The Company's clients receive reimbursement under either the Medicare or Medicaid programs or payments from insurers, self-funded benefit plans or other third-party payors for mental health and physical rehabilitation services provided by programs managed by the Company. As a result, the availability of such reimbursement or payment could have a significant impact on the decisions of the Company's existing and prospective clients to offer mental and physical rehabilitation health services.

         The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, any of which could have the effect of limiting or reducing reimbursement levels to hospitals or CMHCs for mental health and physical rehabilitation services provided by programs managed by the Company. Because a substantial portion of the patients of the programs managed by the Company are covered by Medicare, any changes which limit or reduce Medicare reimbursement levels could have a material adverse effect on the Company's clients and, in turn, on the Company. The Company cannot predict whether any changes to such governmental programs will be adopted or, if adopted, the effect, if any, that such changes will have on the Company. In addition, a limited number of the Company's management contracts require the Company to refund a portion of its fee if either Medicare deniesb reimbursement for an individual patient treatment or if the fee paid to the Company is disallowed as a reimbursable cost. Also, Medicare retrospectively audits cost reports of client hospitals, CMHCs and CORF upon which Medicare reimbursement for services rendered in the programs managed by the Company is based. Accordingly, at any time, the Company could be subject to refund obligations to such clients for prior period cost reports that have not been audited and settled at the date hereof. Any significant decrease in Medicare reimbursement levels, the imposition of significant restrictions on participation in the Medicare program, or the disallowance by Medicare of any significant portion of the client hospitals', CMHCs' and CORF's costs, including the fees paid or payable to the Company, where the Company has a reimbursement denial repayment obligation, could adversely affect the Company. There can be no assurance that hospitals, CMHCs and CORFs, which offer health programs now or hereafter managed by the Company will satisfy the requirements for participation in the Medicare or Medicaid programs.

         Payors, including Medicare and Medicaid, are attempting to manage costs, resulting in declining amounts paid or reimbursed to hospitals for the services provided. As a result, the Company anticipates that the number of patients served by hospitals on a per diem, episodic or capitated basis will increase in the future. There can be no assurance that if amounts paid or reimbursed to hospitals, CMHCs and CORFs decline, it will not adversely affect the Company.

         At November 1, 1996, the Company managed 16 full-service mental health programs. The Company's clients are reimbursed by Medicare for a substantial majority of the partial hospitalization services provided by such programs.
The Health Care Financing Administration ("HCFA") has recently advised fiscal intermediaries who process Medicare reimbursements to review more closely partial hospitalization mental health programs. As a result, some fiscal intermediaries have initiated focused medical reviews of partial hospitalization mental health programs. There can be no assurance as to the effects of any focused medical review that hereafter may be conducted of programs managed by the Company.

         Reliance on Key Customers; Related Party Issues. At November 1, 1996, the Company had management contracts with five general acute care hospitals directly or indirectly owned by ORNDA Healthcorp ("ORNDA").

Although these hospitals collectively accounted for less than 10% of the combined net revenues of the Company through June 30, 1996, this percentage is expected to increase. The termination or non-renewal of all or a substantial part of the management contracts with hospitals owned by ORNDA could adversely affect the Company's business, financial condition or results of operations.

         Medicare regulations limit reimbursement for mental health and other health care charges paid to related parties. A party is considered "related" to a provider if it is deemed to be controlled by the provider. One test for determining control for this purpose is whether the percentage of the total revenues of the party received from services rendered to the provider is so high that it effectively constitutes control. It is possible that such regulations could limit the number of management contracts that the Company could have with a particular client.

         Increased Scrutiny of Health Care Industry. The health care industry has in general been the subject of increased government and public scrutiny in recent years, which has focused on the appropriateness of the care provided, referral and marketing practices and other matters. Increased media and public attention has recently been focused on the mental health services industry in particular as a result of allegations of fraudulent practices related to the nature and duration of patient treatments, illegal remuneration and certain marketing, admission and billing practices by certain mental health providers. The alleged practices have been the subject of federal and state investigations, as well as other legal proceedings. The Company is unable to predict the effect that publicity in general about the mental health services industry might have on the Company. There can be no assurance that the acute care hospitals, CMHCs and CORFs, which offer health care programs now or hereafter managed by the Company, will not be subject to federal and state review or investigation from time to time.

         Contract Terms and Renewals. The revenues of the Company are derived from management contracts with general acute care and psychiatric hospitals, CMHCs and a CORF. These contracts have initial terms of 3 to 15 years and many have automatic renewal terms subject to termination by either party. Substantially all of the Company's management contracts may be terminated by either party without cause upon advance notice of between 30 and 180 days depending on the particular contract. In addition, such contracts generally provide for early termination either by the client hospital, CMHC or CORF for "cause." The continued success of the Company is subject to its ability to renew or extend existing management contracts and obtain new management contracts. Contract renewals and extensions are likely to be subject to competing proposals from other contract management companies as well as consideration by certain hospitals to convert their mental health programs from independently managed programs to programs operated internally or to terminate their mental health programs in order to reassign patient beds for other health care purposes. There can be no assurance that any hospital, CMHC or CORF will continue to do business with the Company following expiration of its management contract or earlier if the related management contract is terminated either with or without cause. In addition, any changes in the Medicare program which have the effect of limiting or reducing reimbursement levels for health services provided by programs managed by the Company could result in the early termination of existing management contracts and would adversely affect the ability of the Company to renew or extend existing management contracts and to obtain new management contracts. The termination or non-renewal of a material number of management contracts could result in a significant decrease in the Company's revenues and could have a material adverse effect on the Company's business, financial condition or results of operations.

         Government Regulation. The federal government and all states in which the Company operates regulate certain aspects of the mental health and physical rehabilitation services provided by programs managed by the Company. In particular, the development and operation of hospital facilities is subject to federal, state and local licensure and certification laws. Hospital facilities are subject to periodic inspection by governmental and other authorities to assure compliance with the standards established for continued licensure under state law and certification under the Medicare and Medicaid programs. Many states have adopted certificate of need or similar health planning laws that generally require state agency approval of certain new health care services or capital expenditures. A client's failure to obtain or renew any required regulatory approvals or licenses could prevent such hospital, CMHC or CORF from offering mental and physical rehabilitation health services or receiving Medicare and Medicaid payments.

         The Company is subject to federal and state laws that prohibit certain direct and indirect payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. In addition, certain federal and state laws have recently been enacted to prohibit physician referrals for certain "designated health services" rendered to patients by a physician who has certain financial relationships with the provider. Although the Company believes that its contractual arrangements with its client hospitals, CMHCs, CORF and medical directors comply with such laws, there can be no assurance that its activities will not be challenged by regulatory authorities.

         Dependence on Key Personnel. The Company's success is materially dependent upon its executive officers and members of its management team, the loss of one or more of whom could adversely affect the Company. The Company has procured $2 million of "key-man" life insurance on Charles M. Fernandez, the Company's Chairman, President and Chief Executive Officer. The Company's success and growth strategy also depend on its ability to attract and retain qualified clinical, management, marketing and other personnel. The Company competes with general acute care hospitals and other health care providers for the services of psychiatrists, psychologists, social workers, therapists and other clinical personnel. Demand for such clinical personnel is high and they are often subject to competing offers. There can be no assurance that the Company will continue to be able to attract and retain the qualified personnel necessary for its business.

         Health Care Reform. Federal and state governments have recently focused significant attention on health care reform intended to control health care costs and to improve access to medical services for uninsured individuals. These proposals include cutbacks to the Medicare and Medicaid programs and steps to permit greater flexibility in the administration of Medicaid. It is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company's business, prospects, financial condition or results of operations.

         Competition. The mental and physical rehabilitation health contract management services industry is highly competitive. The Company's competitors include several national companies as well as many regional and local companies, some of which have, or may obtain, greater financial and other resources than the Company. In addition, the Company's current and prospective clients may choose to operate mental and physical rehabilitation health programs themselves rather than contract with the Company. Furthermore, general acute care hospitals, the primary market for the Company's services, compete for patients with other providers of mental and physical rehabilitation health services, including freestanding psychiatric hospitals. The inability of the Company or its client hospitals, CMHCs and CORF to compete effectively could have a material adverse effect on the Company's business, financial condition or results of operations.

         Insurance. Continucare carries general liability, comprehensive property damage, malpractice, workers' compensation and other insurance coverages that management considers adequate for the protection of Continucare's assets and operations. There can be no assurance, however, that the coverage limits of such policies will be adequate. A successful claim against Continucare in excess of its insurance coverage could have a material adverse effect on Continucare.

         Zanart Business. On May 18, 1995, Zanart consummated an initial public offering of 920,000 units (each comprised of one share of Common Stock and one warrant exercisable for one share of Common Stock at a price of $6.00) offered at a price of $6.00 per unit. In connection with the Merger and prior to December 11, 1996, Zanart has agreed to sell or otherwise dispose of its assets (other than cash) and discharge all of its liabilities relating to Zanart's existing licensing business. Following the Merger, the Company will continue to be subject to certain business, financial and legal risks relating to Zanart's activities prior to the Merger.


                             RECENT DEVELOPMENTS

MERGER TRANSACTION

         Pursuant to the Merger, on September 11, 1996, ZSI merged with and into Continucare Corporation. Each share of pre-Merger Continucare common stock issued and outstanding immediately prior to the Closing Date was converted on the Closing Date into one share of Common Stock. Under the terms of the Merger Agreement, Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing licensing business prior to December 11, 1996. In addition, upon the consummation of the Merger (i) Zanart's existing Board of Directors and management resigned and (ii) Zanart's new Board of Directors and management became comprised of Continucare designees.

         The Merger Agreement contains various customary representations and warranties of the parties thereto, and includes a post closing adjustment provision requiring the issuance of a certain number of additional shares (the "Additional Shares") of Common Stock to the holders of pre-Merger Continucare common stock immediately prior to the Closing Date in the event that the Closing Cash Balance (as such term is defined in the Merger Agreement) of Zanart is less than $2,000,000 on December 12, 1996.

         Prior to the Merger, Continucare Corporation effectuated the private sale of an aggregate of 3,300,000 shares of pre-Merger Continucare common stock which was completed on August 29, 1996. Further, Zanart agreed to register under the Securities Act of 1933, as amended, (i) an aggregate of 1,462,500 shares of Common Stock to be issued upon exercise of outstanding warrants and options, (ii) the 8,300,000 shares of Common Stock issued in connection with the Merger, and (iii) the Additional Shares.

EXPIRATION OF SERIES A WARRANTS

         On November 15, 1996, the Company's Board of Directors accelerated the expiration date of the Company's currently issued and outstanding Series A Warrants (the "Warrants") to December 20, 1996 (the "Expiration Date"). Accordingly, each such Warrant not exercised on or before the Expiration Date shall become void, and all rights thereto and all rights in respect thereof shall cease on the Expiration Date. The Warrants are exercisable at a price of $6.00 per share for each underlying share of Common Stock and relate to an aggregate of 920,000 shares of Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

CHANGE IN ACCOUNTANTS

         See "Relationship with Independent Accountants."

                               USE OF PROCEEDS

         The number of Units, Representative Warrants and Options exercised will depend on several factors beyond the control of the Company, including the market price of the Common Stock. Therefore, the Company cannot estimate with reasonable accuracy the number of Units, Representative Warrants and Options which may be exercised and the amount of proceeds to be received therefrom. Proceeds, if any, received from exercise of the Units, Representative Warrants and Options will be used for working capital and other general corporate purposes.

         The Company will receive no proceeds from the sale of any or all of the Option Shares ("Shares") being offered by the Option Holders.

         Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $67,000.

                             PLAN OF DISTRIBUTION

         The shares of Common Stock offered hereby will be issued by the Company upon the exercise of the Units, Representative Warrants and Options. Each of such derivative securities are currently exercisable. See "Description of Capital Stock - Representative Units" for a description of the terms and manner of exercise of the Units and Representative Warrants. The exercise price and other terms of the Units, Representative Warrants and Options should not be considered as any indication of the actual value of the Company and bear no relationship to the assets or book value of the Company or any generally accepted criteria of economic valuation thereof.

         The Option Holders may from time to time sell all or a portion of the Option Shares offered hereby in one or more transactions in the over-the-counter market, on the AMEX, on any exchange on which the Common Stock may then be listed, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The Option Holders may effect such transactions by selling the Option Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Option Holders and/or purchasers of the Option Shares for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Option Holders and any broker-dealers or agents participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act. Neither the Company nor the Option Holders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Option Holders on account of their sales of the Option Shares from time to time.

         Under the securities laws of certain states, the Option Shares may be sold in such states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the Option Shares may not be sold therein unless the Option Shares have been registered or qualified for sale in such state or an exemption from such requirement is available and satisfied.

         Continucare will pay certain expenses in connection with this offering, estimated to be approximately $67,000 but will not pay for any underwriting commissions and discounts, if any, or counsel fees or expenses of the Option Holders.

         The Option Holders and other persons participating in the distribution of the Shares offered hereby are subject to the applicable requirements of Rule 10b-6 promulgated under the Exchange Act in connection with sales of the Option Shares.

                              SELLING SHAREHOLDERS

         Unless otherwise indicated, the following table sets forth certain information concerning each Option Holder as of November 19, 1996, based on information available to the Company.

                                                      OWNERSHIP OF SHARES            NUMBER OF       OWNERSHIP OF SHARES OF
        NAME AND ADDRESS                                OF COMMON STOCK               SHARES             COMMON STOCK
     OF SELLING SHAREHOLDER                            PRIOR TO OFFERING          OFFERED HEREBY        AFTER OFFERING**
---------------------------------                  -------------------------      --------------  ---------------------------
                                                      SHARES     PERCENTAGE                         SHARES         PERCENTAGE
                                                      ------     ----------                         ------         ----------
Adelman, Steven (1)                                  265,575         2.4%            2,500          263,075           2.4%
    12100 Wilshire Boulevard
    Suite 770
    Los Angeles, California 90025

Culpepper, Gary (2)                                   10,000         *              10,000                0           -
    101 Callan Avenue, 3rd Floor
    San Leandro, California 94577

Frost Nevada Ltd. Partnership (3)                  1,458,333        12.7%          250,000        1,208,333          10.7%
    3500 Lakeside Court, Suite 200
    Reno, Nevada 89509

                                                      OWNERSHIP OF SHARES            NUMBER OF       OWNERSHIP OF SHARES OF
        NAME AND ADDRESS                                OF COMMON STOCK               SHARES             COMMON STOCK
     OF SELLING SHAREHOLDER                            PRIOR TO OFFERING          OFFERED HEREBY        AFTER OFFERING**
---------------------------------                  -------------------------      --------------  ---------------------------
                                                      SHARES     PERCENTAGE                         SHARES         PERCENTAGE
                                                      ------     ----------                         ------         ----------
Massini, Alfred (4)                                   10,000         *              10,000                0           -
    1133 Itena Circle
    Honolulu, Hawaii 96821

Politi, Mark (5)                                      25,000         *              25,000                0           -
    452 Smithwood Drive
    Beverly Hills, California 90212

Simkin, Jackie (6)                                   102,500         *              27,500           75,000           *
    Simkin Management, Inc.
    200 S.E. First Street
    Suite 703
    Miami, Florida  33131

Slayton, Todd (7)                                     45,000         *              45,000                0           -
    11911 Mayfield Avenue No.6
    Los Angeles, California  90049

--------------------

*      Less than 1%.
** Assumes that all Shares held by the Selling Shareholder are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(1) Steven Adelman served as Vice President and Chief Financial Officer of the Company from March 1990 through July 1994 and a Director from March 1990 until the consummation of the Merger. Ownership includes currently exercisable options and/or Series A Warrants to purchase 8,200 shares of Common Stock.

(2) Gary Culpepper served as a Director of the Company from July 1996 through September 1996. Mr. Culpepper served as a consultant to the Company from May 1994 through September 1996. Ownership includes currently exercisable options to purchase 10,000 shares of Common Stock.

(3) Dr. Phillip Frost, who beneficially owns the shares of Common Stock held of record by Frost Nevada Limited Partnership, has been Vice Chairman of the Board of the Company since September 1996. Ownership includes currently exercisable options to purchase 250,000 shares of Common Stock.

(4) Alfred Massini served as a consultant to the Company from August 1994 through September 1996. Ownership includes currently exercisable options to purchase 10,000 shares of Common Stock.

(5) Mark Politi served as a Senior Vice President of the Company from July 1992 through April 1996. Ownership includes currently exercisable options to purchase 25,000 shares of Common Stock (Mr. Politi's options are cancellable by the Company in accordance with the terms of the governing option agreement).

(6) Jacqueline Simkin served as a Director of the Company from May 1995 through May 1996. Ownership includes currently exercisable options to purchase 27,500 shares of Common Stock.

(7) Todd Slayton served as Chief Financial Officer of the Company from October 1994 through September 1996. Ownership includes currently exercisable options to purchase 45,000 shares of Common Stock.



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        The principal U.S. market in which the Company's Common Stock, $.0001 par value, is traded is the American Stock Exchange ("AMEX"). Prior to the Company's listing of its Common Stock on AMEX, which occurred on September 11, 1996, such shares of Common Stock were traded on the Nasdaq Small-Cap Market. Prior to the May Public Offering, the Company's shares of Common Stock were not listed for trading on Nasdaq, and the Company was aware of only one broker-dealer which acted as a market maker in the Company's Common Stock.
Such broker-dealer informed the Company that the only trade which occurred within the 12 months prior to May 1995 occurred in September 1994 for 50 shares of Common Stock at $8.00 per share. The following table shows the high and low sales prices as reported on Nasdaq, and on AMEX for the period commencing September 11, 1996, for the Common Stock for the periods indicated below.
These quotations have been obtained from Nasdaq and AMEX. Quotations through August 14, 1995 reflect last sales prices for the Company's Units sold in the May Public Offering, each Unit consisting of one share of Common Stock and one Series A Warrant. Quotations from August 15, 1995 reflect last sales prices for Common Stock of the Company, exclusive of Series A Warrants.

Transactions in Units                                 High               Low
--------------------------------------           -------------       ------------
May 11, 1995 - June 30, 1995                         $8.125              $6.75

July 1, 1995 - August 14, 1995                       $ 8.38              $7.25

Transactions in shares of Common Stock
--------------------------------------
August 15, 1995 - September 30, 1995                 $ 6.63              $3.88

Second Quarter, Fiscal 1996                            5.25               3.25

Third Quarter, Fiscal 1996                            4.00                1.50

Fourth Quarter, Fiscal 1996                           4.81                1.75

First Quarter, Fiscal 1997                          13.125               3.312

October 1, 1996 - November 22, 1996                  12.00               8.625


        The number of holders of record of the Company's Common Stock, as of November 1, 1996 was 100, inclusive of those brokerage firms and/or clearing houses holding the Company's shares of Common Stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

        The Company has not paid or declared any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

        On August 9, 1996, Zanart signed a Merger Agreement with ZSI, a wholly-owned subsidiary of Zanart, and Continucare Corporation. Pursuant to the Merger Agreement, on September 11, 1996, ZSI merged with and into Continucare Corporation. Upon consummation of the Merger, and pursuant to the terms of the Merger Agreement, (i) each issued and outstanding share of common stock of Continucare Corporation converted into one share of Zanart Common Stock, the separate existence of ZSI terminated and Continucare Corporation became a wholly-owned subsidiary of Zanart, (ii) Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing licensing business prior to December 11, 1996 and
(iii) Zanart's Board of Directors and management became comprised of designees of Continucare Corporation.

THE FOLLOWING TABLE AND DISCUSSION RELATE TO THE OPERATIONS OF CONTINUCARE FOR THE PERIODS INDICATED.

RESULTS OF OPERATION

        The discussion in this section relates to the operations of Continucare for the period from February 12, 1996 (inception) to June 30, 1996 and the three months ended September 30, 1996, and should be read in conjunction with the audited consolidated financial statements of Continucare Corporation and notes thereto and the unaudited pro forma financial statements and notes thereto appearing elsewhere in this Prospectus.

        Overview

        Continucare Corporation was incorporated on February 12, 1996 in the State of Florida. Continucare develops and manages mental and physical rehabilitation health care programs that offer a continuum of mental and physical rehabilitation health services ranging from partial hospitalization care to day treatment and outpatient services. Continucare offers a comprehensive mental health care product line by providing the following types of services to general acute care and psychiatric hospitals, CMHCs and CORFs: clinical development, marketing, financial management, operational oversight, human resources support, quality assurance and outcome measurement.

        Effective May 1, 1996, Continucare, through a subsidiary, acquired certain assets, contracts and liabilities of a company that provided billing and collection services and of a company that provided permanent, long-term and short- term employee leasing to physicians, community hospitals, community mental health centers and partial hospitalization programs, in return for 25% ownership in the subsidiary to the common owner of the two acquired companies. The transactions were accounted for under the purchase method.

                                                                     PERCENTAGE OF
                                                       FOR THE       TOTAL REVENUES                   PERCENTAGE OF
                                                     PERIOD FROM     FOR THE PERIOD     FOR THE      TOTAL REVENUES
                                                     FEBRUARY 12,    FROM FEBRUARY      QUARTER      FOR THE QUARTER
                                                        1996            12, 1996         ENDED            ENDED
                                                     (INCEPTION)     (INCEPTION) TO    SEPTEMBER      SEPTEMBER 30,
                                                  TO JUNE 30, 1996   JUNE 30, 1996      30, 1996          1996
                                                  ----------------  ----------------  -----------    ---------------
                                                                                      (UNAUDITED)      (UNAUDITED)
Revenues                                             $2,507,063           100.0%      $2,923,446           100.0%
                                                     ----------        --------       ----------       ---------
Expenses
    Payroll and employee benefits                       973,412            38.8        1,367,910            46.8
    Provision for bad debt                              242,664             9.7          226,211             7.7
    Professional fees                                   203,625             8.1          189,740             6.5
    General and administrative                           54,430             2.2           44,555             1.5
    Depreciation and amortization                           362               -            7,160               -
                                                     ----------        --------       ----------       ---------
         Total expenses                               1,474,493            58.8        1,835,576             6.3
                                                     ----------        --------       ----------       ---------
Income from operations                                1,032,570            41.2        1,087,870            37.2
                                                     ----------        --------       ----------       ---------
Other income (expenses)
    Interest                                            (23,204)           (0.9)          17,152             0.6
    Minority interest                                   (32,686)           (1.3)         (79,047)           (2.7)
                                                     ----------        --------       ----------       ---------
         Other income (expenses)                        (55,890)           (2.2)         (61,895)           (2.1)
                                                     ----------        --------       ----------       ---------
Income before taxes                                     976,680            39.0        1,025,975            35.1
Provision for income taxes                              332,071            13.2          381,717            13.1
                                                     ----------        --------       ----------       ---------
Net income                                           $  644,609            25.7%      $  644,258            22.0%
                                                     ==========        ========       ==========       =========
Earnings before interest, taxes, depreciation and
amortization (EBITDA)                                $1,000,245            39.9%       1,016,000           34.8%
                                                     ==========

         Quarter Ended September 30, 1996

         As previously noted, pre-Merger Continucare commenced operations on February 12, 1996. Accordingly, no comparative data is available for the three month period ending September 30, 1995. Further, management does not believe that its results for the quarter ended September 30, 1996 are indicative of the Company's future performance. Accordingly, the Company has limited its discussions with respect to this area.

         Revenues

         Total revenues were approximately $2,923,000 for the quarter ended September 30, 1996. Revenues from the employee leasing operations and the billing service, for which certain assets, contracts and liabilities were acquired effective May 1, 1996, are included in the revenues of the entire current period. In addition, the current period includes the opening of two hospital based programs for which the management fees are based on the actual costs incurred in the management of the programs as well as a markup to cover overhead and, on August 26, 1996, the Company entered into a letter of intent to purchase a CORF. The purchase agreement was consummated on November 12, 1996. Under the terms of the letter of intent, the Company provided management services to the CORF for a fee of $30,000 per month from the date of the letter of intent until the

Closing Date (as defined in the related purchase agreement). Fees earned under this arrangement account for approximately 1% of total revenues for the quarter ended September 30, 1996.

         Expenses

         Payroll and employee benefits were approximately $1,368,000 for the three month period ended September 30, 1996, 46.8% of total revenues. Of total consolidated payroll and employee benefits, approximately $972,000 or 71.0% was payroll and benefits paid to employees of the employee leasing operation.

         Continucare's provision for bad debt for the quarter ended September 30, 1996 was approximately $226,000, or 7.7% of total revenues.

         Professional fees were approximately $190,000 in the current quarter. Total professional fees for the quarter ended September 30, 1996 include $105,000 under a subcontract agreement with a third-party.

         General and administrative expenses ("SG&A") were approximately $45,000 for the quarter ended September 30, 1996. As a percentage of total revenues, SG&A was approximately 1.5%. For the quarter ended September 30, 1996, SG&A was comprised of expenses such as rent, utilities and supplies.

         Interest

         Net interest income for the quarter ended September 30, 1996 was approximately $17,000 and is primarily attributable to interest earned on the $6,600,000 raised by the Company as a result of the Private Placement that took place in August 1996.

         Minority Interest

         Minority interest, which was approximately $79,000 for the quarter ended September 30, 1996, represents a 25% interest held by a third party in the net income of a subsidiary of Continucare.

         Provision for Income Taxes

         The provision for income taxes was $382,000 as a result of income before taxes for the quarter ended September 30, 1996 of approximately $1,026,000. The provision for income taxes was calculated at a rate of approximately 37% which equals the statutory federal income tax rate.

         Net Income

         Continucare had net income of approximately $644,000 for the quarter ended September 30, 1996. As a percentage of total revenues, net income was 22% of total revenues for the quarter ended September 30, 1996.

         Earnings Before Interest, Taxes, Depreciation and Amortization

         EBITDA is not presented as an alternative to operating results or cash flow from operations as determined by generally accepted accounting principles ("GAAP"), but rather to provide additional information related to the ability of Continucare to meet current trade obligations and debt service requirements. EBITDA should not be considered in isolation from, or construed as having greater importance than, GAAP operating income or cash flows from operations as a measure of an entity's performance.

         EBITDA was approximately $1,016,000 for the quarter ended September 30, 1996.

February 12, 1996 (inception) to June 30, 1996

Revenues

         Continucare derives its revenues primarily from fixed-fee contracts for the provision of certain management services to client hospitals and CMHC's. Continucare's revenues for the period from February 12, 1996 (inception) to June 30, 1996 were approximately $2,507,000, of which $1,688,000 were derived from such management agreements.

         Continucare also recognizes revenues from its employee leasing services and its billing services. These operations were obtained by a subsidiary of Continucare on May 1, 1996 through the acquisition of certain contracts, assets and liabilities. Revenues received for its employee leasing services for the period from May 1, 1996 to June 30, 1996 were approximately $527,000. Revenues from its billing operations for the same period were approximately $292,000.

Expenses

         Payroll and employee benefits for the period from February 12, 1996 (inception) to June 30, 1996 were approximately $973,000, or 38.8% of total revenues. Of total consolidated payroll and employee benefits, approximately $542,000 or 56%, was payroll and benefits paid to the employees of the employee leasing operations.

         Continucare's provision for bad debt for the period from February 12, 1996 (inception) to June 30, 1996 was approximately $243,000, or 9.7% of total revenues.

         Professional fees are comprised primarily of legal and audit fees. In addition, total professional fees for the period from February 12, 1996 (inception) to June 30, 1996 of $204,000 included approximately $70,000 under a subcontract agreement with a third-party.

         General and administrative expenses ("SG&A") were approximately $54,000, 2.2% of total revenues, for the period from February 12, 1996 (inception) to June 30, 1996 and were comprised primarily of costs such as rent, public relations and travel.

Interest

         Interest expense was approximately $23,000, or less than 1% of total revenues, for the period from February 12, 1996 (inception) to June 30, 1996 and was comprised primarily of interest on a note payable to a shareholder (the "Shareholder Note"). The Shareholder Note bears interest at 10% per annum and is due, in full, on February 12, 1998.

Minority Interest

         Minority interest was approximately $33,000, or 1.3% of total revenue. The minority interest represents a 25% interest held by a third party in the net income of a subsidiary of Continucare.

Provision for Income Taxes

         The provision for income taxes for the period from February 12, 1996 (inception) to June 30, 1996 was approximately $332,000, 13.2% of total revenues, and was calculated at a rate of approximately 34% which equals the statutory federal income tax rate.

Net Income

         Continucare had net income of approximately $645,000 for the period from February 12, 1996 (inception) to June 30, 1996.

Earnings Before Interest, Taxes, Depreciation and Amortization

         EBITDA is not presented as an alternative to operating results or cash flow from operations as determined by Generally Accepted Accounting Principles ("GAAP"), but rather to provide additional information related to the ability of Continucare to meet current trade obligations and debt service requirements. EBITDA should not be considered in isolation from, or construed as having greater importance than, GAAP operating income or cash flows from operations as a measure of an entity's performance.

         EBITDA was approximately $1,000,000 for the period from February 12, 1996 (inception) to June 30, 1996, or approximately 39.9% of total revenues.

Liquidity and Capital Resources

         The Company has historically financed its operations from operating cash flow. For the three month period then ended, the Company's operating cash flow was approximately $570,000.

         The Company's working capital was approximately $10,593,000, with a current ratio of 6.4 to 1, at September 30, 1996. The Company's working capital and current ratio at June 30, 1996 were $2,019,000 and 3.6 to 1, respectively. The improvement in working capital and the current ratio are due to cash generated by the Company from the Private Placement of 3,300,000 shares in August 1996 (the "Private Placement"), the cash received from pre-Merger Zanart as a result of the Merger in September 1996, and current assets generated from operations.

         The Company anticipates that the funds raised through the Private Placement and the cash received from pre- Merger Zanart as a result of the Merger, together with cash flow generated by operations, will be used to make strategic acquisitions in order to grow its operations and pursue its business strategy. Based upon current expectations, the Company believes that cash flow from operations will be sufficient to meet its working capital requirements through the end of the current fiscal year, although there can be no assurance that it will be able to do so.

         THE FOLLOWING TABLES AND DISCUSSION RELATE ONLY TO THE HISTORICAL OPERATIONS OF THE ZANART BUSINESS AT AND FOR THE PERIODS INDICATED.

RESULT OF OPERATIONS

Fiscal Year Ended June 30, 1996 vs. Fiscal Year Ended June 30, 1995

         Revenues increased 8% to $2,503,506 from $2,325,337 in fiscal year 1995. This increase was due to an increase in sales to the Company's largest customer Warner Bros. Warner Bros. represented approximately $1,352,000 (compared with approximately $1,080,000 in fiscal year 1995), or approximately 54% of sales in fiscal year 1996, an increase from approximately 47% of sales in fiscal year 1995. Another significant customer, The Musicland Group, represented approximately $275,000 or 11% of sales in fiscal year 1996 and $239,000 or 10% of sales in fiscal year 1995.

         Cost of revenues (principally raw material, outside production costs and licensing royalties) increased 29% to $2,345,238 from $1,818,202 in fiscal year 1995. The Company's gross margin decreased 69% to $158,268 from $507,135 in fiscal year 1995. As a percentage of revenues, the gross margin decreased to 6% from 22% in fiscal year 1995. The decrease in margin resulted from an increase in the cost of raw materials, an unfavorable shift in the product sales mix, and an increase in reserves for slower moving inventories.

         Selling, general and administrative expense ("SG&A") increased $554,166 to $1,512,983 from $958,817 in fiscal year 1995. As a percentage of revenues, SG&A increased to 60% from 41% in fiscal year 1995. A comparison of SG&A expenses between years is as follows:

                                                              1995             1996
                                                            --------        ----------
              Payroll/Payroll Related Costs                 $462,907        $  645,404
              Rent/Utilities                                  45,030            78,045
              Advertising/Selling Materials                   47,777           118,660
              Freight/Postage                                 41,324            73,478
              Insurance                                       20,053            64,652
              Public/Investor Relations                        1,500            32,376
              Financial Printing/Filing Fees                   1,200            23,212
              Provision for Bad Debt                          62,457           101,971
              Professional & Consulting Services             101,967           137,873
              Other                                          174,602           237,312
                                                            --------        ----------
                                                            $958,817        $1,512,983
                                                            ========        ==========

         Interest expense decreased $103,925 to $2,483 from $106,408 in fiscal year 1995. The Company had no significant debt in fiscal year 1996 as the Frost-Nevada Note was repaid in full with proceeds from the May 1995 public offering. Interest income increased $111,730 from $23,149 in fiscal year 1995 and was primarily earned on the proceeds from the May 1995 Public Offering.

         The Company's net loss, including the loss on liquidation, for the fiscal year ended June 30, 1996 was $2,282,050 compared to a net loss of $573,022 for the prior year. The increase was primarily due to an increase in SG&A expense, decrease in gross margin and loss on liquidation of $1,058,931.


Fiscal Year Ended June 30, 1995 vs. Fiscal Year Ended June 30, 1994.

         Revenues increased 25% to $2,325,337 from $1,863,181 in fiscal year 1994. This increase was due to an increase in the sale of licensed products, especially the Company's ChromArt Line, and increased sales to the Company's largest customer Warner Bros. Warner Bros. represented approximately $1,080,000 (compared with approximately $930,000 during fiscal year 1994), or approximately 47% of sales in fiscal year 1995, a decrease from approximately 50% of sales in fiscal year 1994. Another significant customer, The Musicland Group, represented approximately $239,000 or 10% of sales in fiscal year 1995 and 12% of sales in fiscal year 1994.

         Cost of revenues (principally raw material, outside production costs and licensing royalties) increased 27% to $1,818,202 from $1,436,504 in fiscal year 1994. The Company's gross margin increased 19% to $507,135 from $426,677 in 1994. As a percentage of revenues, the gross margin remained relatively consistent between years at approximately 22% in fiscal year 1995 and approximately 23% in fiscal year 1994.

         Selling, general and administrative expenses (SG&A) increased 73% to $958,817 from $554,450 in fiscal year 1994. As a percentage of revenues SG&A increased to 41% from 30% in fiscal year 1994. This increase was primarily due to expenditures incurred by the Company in the latter half of fiscal year 1995 in an effort to position itself for future expansion. A comparison of significant SG&A expenses between years is as follows:

                                                           June 30, 1994         June 30, 1995
                                                           -------------         -------------
                 Payroll/Payroll Related Costs               $194,484              $462,907
                 Trade Shows                                   12,993                36,694
                 Advertising/Selling Materials                  1,680                47,777
                 Freight/Postage                                4,304                41,324
                 Professional Fees                             91,975                87,254
                 Provision for Doubtful Accounts               51,000                62,457
                 Insurance                                      2,614                20,053
                 Depreciation                                   2,831                14,446
                 Other                                        192,569               185,905
                                                             --------              --------

                                                             $554,450              $958,817
                                                             ========              ========

         Payroll and payroll related costs increased by $268,423, as the Company hired a Chief Financial Officer, national sales manager, art director and additional support staff. Increases in existing officers' salaries and bonuses also occurred with the closing of the May Public Offering. Trade shows, advertising/selling materials, and freight/postage combined for an increase of $106,818 as the Company expanded its overall marketing efforts to enhance market recognition as well as its channels of distribution. Insurance increased by $17,439 due to the obtaining of additional coverages for property, casualty, product liability and directors & officers insurance. Depreciation increased by $11,615 as the Company acquired additional computers, office equipment, and furniture/fixtures during the year.

         Interest expense, increased 71% to $106,408 from $62,200 in fiscal year 1994. The increase was due almost entirely to approximately $41,000 interest paid in cash at the annualized rate of 10% and approximately $65,000 related to the amortization of deferred financing costs related to the Frost Nevada Note (as defined below). The Company repaid the Frost Nevada Note with proceeds from the May Public Offering and does not anticipate incurring interest on debt in fiscal year 1996 as management believes the proceeds from the May Public offering will be sufficient to fund all financing, investing and operating activities in fiscal year 1996. Interest income of approximately $23,000, compared to approximately $3,000 in fiscal year 1994, was earned primarily on the proceeds of the May Public Offering.

         The Company's net loss before the extraordinary loss from the early extinguishment of debt was $535,741 compared to a net loss of $195,026 in fiscal year 1994. The increase in loss was primarily due to an increase in SG&A expense and net interest expense which were partially offset by an increase in the gross margin.

                                   BUSINESS

         On August 9, 1996, Zanart Entertainment Incorporated, a Florida corporation ("Zanart"), signed a definitive Agreement and Plan of Merger (the "Merger Agreement") with Zanart Subsidiary, Inc. ("ZSI"), a wholly-owned subsidiary of Zanart, and Continucare Corporation, a Florida corporation. Pursuant to the Merger Agreement, on September 11, 1996 (the "Closing Date"), ZSI merged (the "Merger") with and into Continucare Corporation. Upon the consummation of the Merger, and pursuant to the terms of the Merger Agreement,
(i) each issued and outstanding share of common stock of Continucare Corporation converted into one share of Zanart common stock, par value $.0001 per share (the "Common Stock"), the separate existence of ZSI terminated and Continucare Corporation became a wholly-owned subsidiary of Zanart, (ii) Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing licensing business prior to December 11, 1996 and (iii) Zanart's Board of Directors and management became comprised of designees of Continucare Corporation. On October 8, 1996, Zanart changed its corporate name to "Continucare Corporation." All references herein to Zanart and the Zanart Business refer to the historical licensing operations of Zanart before giving effect to the Merger, and all references to Continucare or the Company and the Continucare or the Company Business refer to the mental and physical rehabilitation health care business of Continucare and its subsidiaries prior to and after giving effect to the Merger.

CONTINUCARE BUSINESS

         Continucare develops and manages mental and physical rehabilitation health care programs that offer a continuum of mental and physical rehabilitation health services ranging from partial hospitalization care to day treatment and outpatient services. Continucare offers a comprehensive mental health care product line by providing the following types of services to general acute care and psychiatric hospitals, community mental health centers ("CMHCs") and comprehensive outpatient rehabilitation facilities ("CORFs"): clinical development, marketing, financial management, operational oversight, human resources support, quality assurance and outcome measurement. Through its ability to organize and provide such services Continucare is able to develop and manage for its clients the series of mental and physical rehabilitation health care programs that comprise a continuum of mental and physical rehabilitation health care services.

         At November 1, 1996, Continucare had management contracts with five general acute care hospitals, one free- standing psychiatric hospital, 16 CMHCs, and one CORF. As of such date, 22 of such contracts were in operation covering various treatment programs.

         Continucare's strategy is to (i) continue to develop all elements of the continuum of mental health and physical rehabilitation services provided to existing and new clients, (ii) aggressively pursue new management contracts for the provision of mental and physical health services, (iii) emphasize its outcome measurement system ("Outcome Measurement System") as an additional service and (iv) expand the types of services offered by it to include physical and medical rehabilitation services, home health services and primary care services.

ZANART BUSINESS

         Zanart designs, publishes, packages and markets wall decor and collectible art which incorporate popular images from motion pictures, television and animation. Zanart's products include framed art, matted prints, lithographs and serigraphs, calendars, posters, blueprints, movie and television card portfolio sets and animation sericels which are produced pursuant to licensing or other agreements with entertainment companies. The images for the printed products are provided to Zanart by the licensor or designed by Zanart, and the products are printed, manufactured and framed for Zanart by manufacturers according to Zanart's instructions and specifications. Zanart's product line consists of over 200 individual products. Zanart's products are sold through retail chain stores, independent retail stores, catalogs and a television shopping network. The future of Zanart's licensing business is subject to the terms of the Merger Agreement as described below.

RECENT DEVELOPMENTS

         Pursuant to the Merger, on September 11, 1996, ZSI merged with and into Continucare Corporation. Each share of pre-Merger Continucare common stock issued and outstanding immediately prior to the Closing Date was converted on the Closing Date into one share of Common Stock. Under the terms of the Merger Agreement, Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing licensing business prior to December 11, 1996. In addition, upon the consummation of the Merger (i) Zanart's existing Board of Directors and management resigned and (ii) Zanart's new Board of Directors and management became comprised of Continucare designees.

         The Merger Agreement contains various customary representations and warranties of the parties thereto, and includes a post closing adjustment provision requiring the issuance of a certain number of additional shares (the "Additional Shares") of Common Stock to the holders of pre-Merger Continucare common stock immediately prior to the Closing Date in the event that the Closing Cash Balance (as such term is defined in the Merger Agreement) of the Company is less than $2,000,000 on December 12, 1996.

         Prior to the Merger, Continucare effectuated the private sale of an aggregate of 3,300,000 shares of pre-Merger Continucare common stock which was completed on August 29, 1996. Further, Zanart agreed to register on Form S-3
(i) an aggregate of 1,462,500 shares of Common Stock to be issued upon exercise of outstanding warrants and options, (ii) the 8,300,000 shares of Common Stock issued in connection with the Merger, and (iii) the Additional Shares.

CONTINUCARE STRATEGY

         Continucare's strategy is to (i) continue to develop all elements of the continuum of mental health and physical rehabilitation services provided to existing and new clients, (ii) aggressively pursue new management contracts for the provision of mental and physical health services, (iii) emphasize its Outcome Measurement System as an additional service and (iv) expand its types of services offered to include physical and medical rehabilitation services, home health services and primary care services.

   Continue to Develop the Continuum of Mental Health Services

         Continucare believes that institutional and professional providers of mental health services must have the ability to offer a complete line of mental health care services in order to operate mental health care programs that satisfy the current and anticipated demands of managed care companies and other third-party payors. The mental health industry is recognizing the need to provide patients with an organized plan of treatment, from most intensive to least intensive, in order to properly monitor and treat patients as they progress. The development of mental health services beyond traditional inpatient hospitalization has been a key focus in Continucare's efforts to provide management services covering the full continuum of mental health services. Prior to August 1996, Continucare focused only on the management of programs offering outpatient mental health services. Since that time, it has expanded its management services to cover additional elements of the continuum of mental health services, including day treatment and intensive as well as traditional and group oriented outpatient services.

   Add New Mental Health Management Contracts

         Continucare believes that there is a substantial opportunity to provide mental health care contract management services to institutional and professional mental health care providers. Continucare utilizes a systematic approach to identify potential clients and then offers its services to these potential clients by emphasizing its expertise in managing the continuum of mental health services and the benefits to the potential clients of offering mental health programs. Such benefits typically include increased revenue, greater opportunity to allocate fixed expenses, expanded influence and outreach to the community, improvement in the quality of mental health care programs offered and the ability to attract new physicians. Continucare's sales efforts also emphasize the value of quality, independently managed mental health programs to managed care companies and other third- party payors.

         Continucare intends to offer its current line of mental health care services to individual and group practitioners that provide traditional primary and specialty health care services. This strategy is based on the results of studies that have indicated that 70% or more of illnesses are psychosomatic in nature. By adding mental health services to traditional primary and specialty care practices, practitioners are able to provide a more coordinated and comprehensive treatment program that addresses the mental and physical needs of patients. The types of mental health services typically added to individual and group practices include psycho-pharmacology, individual therapy, group therapy and structured outpatient programs for mental health, addiction and other disease-specific support issues. The professionals delivering these services include:

         . Psychiatrists
         . Psychologists
         . Licensed Clinical Social Workers
         . Licensed Mental Health Counselors
         . Advanced Registered Nurse Practitioners

         Continucare is also currently expanding its target market to include non-traditional sources of funding such as state and federal grant programs.

   Emphasize Continucare's Outcome Measurement System

         Continucare intends to continue to emphasize its Outcome Measurement System, which provides outcome information regarding the effectiveness of a provider's mental health and physical rehabilitation programs. The availability of such information is intended to enable Continucare's clients to demonstrate to third-party payors whether patients are improving as a result of the treatment provided. It also provides Continucare and the client with a valuable tool to compare clinical results and refine clinical treatment programs. With the growth of managed care and its emphasis on effectiveness, Continucare believes that its Outcome Measurement System will become a more important component of the services it provides.

   Expand the Types of Services Offered by Continucare

         Continucare intends to expand its range of services offered to health care providers to include physical and medical rehabilitation services, home health services and primary care services. Such new areas of services share in common (i) the need to provide a continuum of services that range from most intensive to least intensive and (ii) the need for a system of development and management support similar to that required by mental health related services. Continucare believes that the same types of development and management services it offers to mental health care providers are needed by providers offering physical and medical rehabilitation services, home health services and primary care services. Continucare further believes that its existing relationships with general acute care hospitals and its medical directors serving clients under contract with Continucare provide a significant opportunity for the development of the aforementioned services. Continucare intends to utilize its marketing, outcome measurement, utilization review and clinical management expertise to expand its management of such services.

CONTINUCARE OPERATIONS

   General

         Continucare develops and manages mental and physical rehabilitation health care programs that offer a continuum of mental and physical rehabilitation health services ranging from partial hospitalization care to day treatment and outpatient services. The development and management of such programs requires the delivery to health care providers of the following types of services in a consistent and efficient manner:

                 Clinical Development -- Each health program has a team of personnel comprised of primary doctors, psychiatrists, therapists and nurses that are focused on the direct delivery of care to patients. Administrative personnel comprised of a program director, clinical coordinators, sales staff and secretaries are responsible for the management of specific programs as well as the entire continuum of programs being offered by a particular provider. Continucare offers the service of recruiting and training such personnel in addition to designing the particular program structure in which they operate.

                 Community Outreach -- Health care providers rely almost exclusively on community service representatives to inform and educate the public about their respective mental and physical rehabilitation health programs. Community service representatives are responsible for identifying and developing patient referral sources in addition to developing a particular program's community development plan. The community service representative informs physicians, other professionals and nursing homes in the particular community of the treatment programs managed by Continucare in order to promote interest in such programs. Continucare offers the service of hiring and training community service representatives to successfully inform and educate the public about each type of outpatient health care program.

                 Financial Management -- Providers of mental and physical rehabilitation health care services must address the same financial management concerns as any other business. Continucare has the ability to provide full-service financial management services to each of its clients. Continucare offers (directly and through leasing services) the following types of financial management services:

                 - Physician Billing and Collecting
                 - Other Outpatient Billing and Collecting
                 - Partial Hospitalization Billing and Collections
                 - Internal Auditing and Bill Compliance
                 - Access to Accounts Receivable Financing

                 Operational Oversight -- Continucare offers day-to-day operational oversight to each of the programs offered by mental and physical rehabilitation health care providers that comprise the continuum of health care services.

                 Human Resources -- Continucare offers to its clients full human resources capabilities which include the recruiting, hiring and termination of all classes of health care professionals and staff. Continucare further develops training programs and policy and procedure manuals specific to the needs of health care providers. In addition, Continucare offers permanent, long-term and short-term employee leasing to its managed programs and other clients. Continucare offers to lease the following types of employees:

                 - Psychologists
                 - Physician Assistants
                 - Advanced Registered Nurse Practitioners
                 - Registered Nurses
                 - Licensed Practical Nurses
                 - Certified Nurse Assistants
                 - Licensed Clinical Social Workers
                 - Licensed Mental Health Counselors
                 - Master Level Social Workers
                 - Mental Health Technicians
                 - Psychiatrists
                 - Physical Therapists

                 Quality Assurance -- Continucare offers ongoing training to each of the professionals and staff under its supervision to maintain the desired level of effectiveness of its programs. The Company also monitors the effectiveness of such training on an ongoing basis.

                 Regulatory Compliance -- As further discussed below, health care providers are subject to an array of regulatory rules and guidelines. Continucare assists its clients during the developmental stage of mental and physical rehabilitation health programs in such matters as licensing, certificate of need approvals and Medicare/Medicaid certification. Continucare also provides the service of reviewing a particular provider's compliance with all applicable regulations and making recommendations to assure that such provider remains or becomes in compliance with such regulations.

                 Outcome Measurement -- Continucare offers a clinical outcome measurement system that enables health providers to demonstrate clinical results to third-party payors and that assists clinicians in evaluating the effectiveness of treatment programs. Continucare began offering its Outcome Measurement System to health providers in July 1996. The Outcome Measurement System provides a qualitative and quantitative tool for clinical staff to evaluate the clinical effectiveness of the treatment programs and to make adjustments in the programs in order to improve quality and appropriateness of care. It also assists the client hospitals and health centers in complying with the increasing demands of regulatory and accrediting bodies for quality assessment of their outpatient health programs.

         The typical key indicators captured and evaluated include:

                 - Functional level at admission
                 - Average length of stay
                 - Return to home or previous setting
                 - Return to work
                 - Readmission rates
                 - Mortality rates

                 Each of the above-listed types of data is captured on a diagnosis specific basis. This enables providers to tangibly differentiate their services from their competitors.

                 Under the Outcome Management System, sample data is collected from randomly selected patients at admission, during treatment, at discharge and 90 to 120 days after discharge. Semiannual outcome reports include a summary of patient characteristics and outcome measures. A multi-disciplinary committee reviews and analyzes the data in order to identify specific areas for program improvement. A regional clinical consultant then prepares an implementation plan. Program improvements implemented through this process are evaluated for use at other treatment programs managed by Continucare. Continucare trains and supervises on-site personnel to ensure the collection of accurate outcome measurement data.

                 The services provided by the Outcome Management System enable the client hospitals to demonstrate to third-party payors the results of the treatment provided. At October 11, 1996, approximately 20% of Continucare's management contracts included the Outcome Management System.

MANAGEMENT CONTRACTS

         Continucare provides its development and management services under contracts with client hospitals and community mental health centers. Continucare tailors (or customizes) each contract to address the differing needs of each client and the anticipated needs of such client's patients. Continucare and the client determine the mental and physical rehabilitation health programs and services to be offered, which may consist of one or more treatment programs offering partial hospitalization, day treatment or outpatient services.

         Under each contract, Continucare receives a fee for its services provided to or on behalf of the client. The fees received by Continucare are fixed and are often subject to periodic adjustments as a result of changes in the medical consumer price index.

THE OUTPATIENT HEALTH CARE CONTINUUM

         Through its ability to deliver services described above, Continucare offers mental health care providers the structure and management of a complete continuum of mental and physical rehabilitation health care services ranging from partial hospitalization care to day treatment and outpatient services.

   Partial Hospitalization

         Partial hospitalization services are provided for limited periods per day at established intervals with the patient returning home at the conclusion of each day's treatment. Partial hospitalization services are designed to be both an alternative to inpatient hospitalization services and a key component of care following inpatient hospitalization. Continucare successfully operates over twenty partial hospitalization programs in four states. Continucare operates under two partial hospitalization models. The primary model is a freestanding program licensed as a full service CMHC. This model enables Continucare not only to provide partial hospitalization services but also to provide, manage or contract for the following types of services:

         - 24 Hour Crisis Response
         - Crisis Stabilization Beds
         - Structured/Intensive Outpatient Programs
         - Counseling and Education

         The second model is a partial hospitalization program operating under a hospital license. These programs deliver the same services as provided to CMHCs, but in a hospital or hospital campus location subject to hospital regulations.

   Day Treatment

         Continucare has recently expanded beyond the partial hospitalization business to include day treatment services. These programs serve as step-down alternatives to patients that no longer require the more extensive treatment provided under partial hospitalization programs. This treatment model assists patients in transitioning back into their communities. Additionally, this treatment model seeks to prevent patients from regressing, thus reducing the number of expensive inpatient psychiatric hospital admissions. The Company currently operates two day treatment programs and anticipates opening twelve day treatment programs in the next twelve months.

   Outpatient Services

         Outpatient services consist generally of consultative sessions which can be rendered in a variety of individual or group settings at various locations, including hospitals, clinics or the offices of mental health providers. Outpatient service providers can also serve as gatekeepers for persons being evaluated for treatment. Once an individual is assessed for treatment in an outpatient environment, the individual is provided the appropriate level of service in relation to the diagnosis. Continucare provides outpatient services to hospitals, physicians, assisted living facilities, skilled nursing facilities and CMHCs.

   Physical Rehabilitation Services

         As part of its commitment to the total continuum of outpatient care, Continucare manages a certified CORF, which provides a wide range of outpatient rehabilitation services and programs to individuals with disabilities and illnesses, including orthopedic, neurological and neuromuscular diseases and other conditions. CORFs provide diagnostic, therapeutic and restorative services to individuals on an outpatient basis under the direction of a medical doctor. The multitude of illnesses and injuries capable of being treated at a CORF include amputation, arthritis, stroke, neck and lower back pain, sports injuries, neuromuscular disease, orthopedic and neurological conditions and peripheral nerve injuries.

COMPETITION

         The mental and physical rehabilitation health contract management services industry is highly competitive. Continucare competes with several national competitors and many regional and local competitors, some of which have substantially greater resources than Continucare. In addition, providers may elect to manage their own mental health programs.

         Competition among contract managers for mental and physical rehabilitation health programs is generally based upon reputation, price, the ability to provide financial and other benefits for the particular provider, and the management expertise necessary to enable the provider to offer mental and physical rehabilitation health programs that provide the full continuum of mental and physical rehabilitation health services in a quality and cost-effective manner. The pressure to reduce health care expenditures has emphasized the need to manage the appropriateness of health services provided to patients. As a result, competitors without management experience covering the various levels of the continuum of mental and physical rehabilitation health services may not be able to compete successfully. Continucare believes that it will be able to compete successfully in this rapidly changing market.

GOVERNMENT REGULATION

   General

         Continucare's business is affected by federal, state and local laws and regulations concerning, among other matters, mental health facilities and reimbursement for mental health services. These regulations impact the development and operation of mental and physical rehabilitation health programs managed by Continucare for its clients. Licensing, certification, reimbursement and other applicable government regulations vary by jurisdiction and are subject to periodic revision. Continucare is not able to predict the content or impact of future changes in laws or regulations affecting the mental and physical rehabilitation health industry.

   Mental and Physical Rehabilitation Health Facility Use and Certification

         The facilities of institutional and professional providers are subject to various federal, state and local regulations, including facilities use, licensure and inspection requirements, and licensing or certification requirements of federal, state and local health agencies. Many states also have certificate of need laws intended to avoid the proliferation of unnecessary or under-utilized health care services and facilities. The mental and physical health programs which Continucare manages are also subject to licensure and certification requirements. Continucare assists its clients in obtaining and renewing required approvals for its managed programs. Some approval processes may lengthen the time required for new programs to commence operations. In granting and renewing a facility's licenses, governmental agencies generally consider, among other factors, the physical condition of the facility, the qualifications of administrative and professional staff, the quality of professional and other services, and the continuing compliance of such facility with the laws and regulations applicable to its operations. Continucare believes that the mental and physical health programs it manages and the facilities used in its operation of such programs comply in all material respects with applicable licensing and certification requirements.

   Reimbursement for Mental and Physical Rehabilitation Health Services

         Most of Continucare's clients receive reimbursement under one or more of the Medicare or Medicaid programs for mental and physical rehabilitation health services provided in programs managed by Continucare. Continucare is paid directly by its clients for the management services it provides. While fees paid to Continucare by its clients are not subject to or based upon reimbursement under the Medicare or Medicaid programs or from any other third-party payor, under a limited number of its management contracts Continucare is obligated to refund a portion of its fee if either Medicare denies reimbursement for an individual patient treatment or if the fee paid to Continucare is denied by Medicare as a reimbursable cost (which may result from retroactive adjustments under such programs). In order to receive reimbursement under the Medicare or Medicaid programs, each facility must meet applicable requirements promulgated by the United States Department of Health and Human Services relating to the type of facility, personnel, standards of patient care and compliance with all state and local laws, rules and regulations. Continucare believes that the programs it manages comply in all material respects with applicable Medicare or Medicaid requirements.

         In the mid-1980's, changes in reimbursement rates and procedures included the creation of the Medicare prospective payment system using predetermined reimbursement rates for diagnosis related groups ("DRGs"). The DRG system established fixed payment amounts per discharge for diagnoses generally provided by acute care hospitals. Mental health services provided by acute care hospitals which qualify for an exemption are deemed to be distinct part units ("DPUs") and are not included in the DRG system. Services provided by DPUs are reimbursed on an actual cost basis, subject to certain limitations. The Company believes that the mental and physical health programs managed by it which are eligible for reimbursement under the Medicare program currently meet the applicable requirements for designation as DPUs and are exempt from the DRG system. In the future, however, it is possible that Medicare reimbursement for mental and physical health services, including those provided by programs managed by Continucare, could be under the DRG system or otherwise altered. Since a substantial portion of the patients of the programs managed by Continucare are covered by Medicare, any changes which limit or reduce Medicare reimbursement levels could have a material adverse effect on Continucare's clients and, in turn, on Continucare.

         Federal law contains certain provisions designed to ensure that services rendered by providers to Medicare and Medicaid patients are medically necessary and meet professionally recognized standards. These provisions include a requirement that treatment of Medicare and Medicaid patients must be reviewed in a timely manner to determine the medical necessity of such treatment. In addition, these provisions state that a provider may be required by the federal government to reimburse the government for the cost of Medicare-reimbursed services that are determined by a peer review organization to have been medically unnecessary. Continucare and its clients have developed and implemented quality assurance programs and procedures for utilization review and retrospective patient care evaluation intended to meet these requirements.

   Patient Referral Laws

         Various federal and state laws regulate the relationships between health care providers and referral sources, including federal and state fraud and abuse laws prohibiting individuals and entities from knowingly and willfully offering, paying, soliciting or receiving remuneration in order to induce referrals for the furnishing of health care services or items. These federal laws generally apply only to referrals for items or services reimbursed under the Medicare or Medicaid programs or any state health care program. The objective of these laws is generally to ensure that the purpose of a referral is quality of care and not monetary gain by the referring party.

         In addition, federal and some state laws impose restrictions on referrals for certain designated health services by physicians and, in a few states, psychologists and other mental health care professionals to entities with which they have financial relationships. Continucare believes that its operations comply with these restrictions to the extent applicable, although no assurances can be given regarding compliance in any particular factual situation. Federal legislation has been considered to expand current law from its application to Medicare and Medicaid business to all payors and to additional health services. Certain states are considering adopting similar restrictions or expanding the scope of existing restrictions. There can be no assurance that the federal government or other states in which Continucare operates will not enact similar or more restrictive legislation or restrictions that could under certain circumstances adversely impact Continucare's operations.

         Under a significant number of its management contracts, Continucare receives a flat fee for its services. In addition, Continucare has entered into agreements with physicians to serve as medical directors at the mental health programs and facilities managed by Continucare, which generally provide for payments to such persons by Continucare as compensation for their administrative services. These medical directors also generally provide professional services at such mental health programs and facilities. In 1991, regulations were issued under federal fraud and abuse laws creating certain "safe harbors" for relationships between health care providers and referral sources. Any relationship that satisfies the terms of the safe harbor is considered permitted.

         Violations of these laws can result in felony criminal penalties, civil sanctions and exclusion from participation in the Medicare and Medicaid programs.

   Health Care Reform

         Federal and state governments have recently focused significant attention on health care reform intended to control health care costs and to improve access to medical services for uninsured individuals. These proposals include cutbacks to the Medicare and Medicaid programs and steps to permit greater flexibility in the administration of Medicaid. It is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on Continucare's business, financial condition or results of operations.

FACILITIES

         Continucare leases approximately 13,500 square feet of space for its corporate offices in Miami, Florida under a lease expiring in September 2001 with average annual base rent lease payments of $180,312.

EMPLOYEES

         At November 1, 1996, Continucare employed approximately 200 individuals and managed approximately 150 individuals providing services on behalf of Continucare. Continucare has no collective bargaining agreement with any unions and believes that its overall relations with its employees are good. In addition, at October 11, 1996, Continucare had administrative contacts with approximately 45 physicians to serve as medical directors for the mental health programs managed by Continucare.

INSURANCE

         Continucare carries general liability, comprehensive property damage, malpractice, workers' compensation and other insurance coverages that management considers adequate for the protection of Continucare's assets and operations. There can be no assurance, however, that the coverage limits of such policies will be adequate. A successful claim against Continucare in excess of its insurance coverage could have a material adverse effect on Continucare.

LEGAL PROCEEDINGS.

         The Company is not a party and its property is not subject to any material litigation, nor, to the knowledge of management, is any such litigation presently threatened.


                                   MANAGEMENT

         The executive officers and directors of the Company are as follows:

                           Name                            Age                          Position
                           ----                            ---                          --------
       Charles M. Fernandez                                34         Chairman of the Board, Chief Executive
                                                                      Officer and President

       Dr. Phillip Frost                                   61         Vice Chairman of the Board

       Susan Tarbe                                         40         Executive Vice President and General Counsel

       Arthur M. Goldberg                                  54         Director

       Richard B. Frost                                    48         Director

       Mark J. Hanna                                       48         Director

       Dr. Michael C. Piercey                              51         Director


         CHARLES M. FERNANDEZ co-founded Continucare in February of 1996 and has been involved in all aspects of its operations since that time serving as its Chairman of the Board, President and Chief Executive Officer. Prior to founding Continucare, Mr. Fernandez was the Chief Executive Officer and Chief Operating Officer of Heftel Broadcasting Corporation, a public company owning a network of radio stations, since 1985. Mr. Fernandez has also been an officer of Bally Entertainment Corporation since January 1996.

         PHILLIP FROST, M.D. has served as Vice Chairman of Continucare since September 1996. Dr. Frost has served, since 1987, as Chairman of the Board and Chief Executive Officer of IVAX Corporation, a Florida corporation ("IVAX"), the world's largest generic pharmaceutical manufacturer. He served as IVAX's President from July 1991 until January 1995. Dr. Frost also serves as Vice Chairman of the Board of Pan American World Airways, Inc. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1970 to 1992. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceutical, Inc. from 1972 to 1986. He is Vice Chairman of the Board of Directors of North American Vaccine, Inc. ("NAV"), and a Director of American Exploration Company, which is engaged in oil and gas exploration and production, NaPro BioTherapeutics, Inc., a biopharmaceutical research and development firm ("NaPro"), Whitman Education Group, which is engaged in proprietary education ("Whitman") and Northrup Grumman. He is a trustee of the University of Miami and a member of the Board of Governors of the American Stock Exchange. Dr. Frost is the uncle of Richard Frost.

         SUSAN TARBE joined Continucare in September 1996 as Executive Vice President and General Counsel. Prior to joining the Company, Ms. Tarbe was an Assistant United States Attorney for the Southern District of Florida since September 1985. During her employment with the United States Attorney's office, Ms. Tarbe specialized in the area of white-collar criminal offenses, and since May of 1994 was the Chief of the Economic Crimes Unit. From August 1984 to August 1985, Ms. Tarbe was a law clerk to the Honorable William M. Hoeveler, U.S. District Judge for the Southern District of Florida.

         ARTHUR M. GOLDBERG has served as a Director of Continucare since September 1996. Mr. Goldberg for the past five years has been Chairman of the Board of Directors, Chief Executive Officer and President of Bally Entertainment Corp, Chairman of the Board of Directors, President and Chief Executive Officer of Bally's Casino Holdings, Inc., Chairman of the Board of Directors and Chief Executive Officer of Bally's Park Place, Inc., GNOC, CORP., Bally's Grand, Inc. and Bally Total Fitness Holding Corporation. Mr. Goldberg is also the Chairman of the Board of Directors, President and Chief Executive Officer of Di Giorgio Corporation and Managing Partner of Arveron Investments L.P. Mr. Goldberg is also a director of First Union Corporation, a financial services company.

         RICHARD B. FROST has served as a Director of Continucare since September 1996. Mr. Frost has been Chief Executive Officer and Chairman of the Board of Directors of Frost Hanna Mergers Group, Inc. ("FH") since its formation in October 1993. Mr. Frost also serves as a director of Pan American World Airways, Inc. Mr. Frost was the Chief Executive Officer and Chairman of the Board of Directors of Frost Hanna Acquisition from April 1993 until January 1996, at which time LFS merged with and into a wholly-owned subsidiary of Frost Hanna Acquisition (the "LFS Merger"), Frost Hanna Acquisition changed its name to "Little Folks Shops" and Mr. Frost resigned from the Frost Hanna Acquisition Board. From June 1992 to May 1994, Mr. Frost held similar positions at Frost Hanna Halpryn until the merger of Sterling Healthcare, Inc. and Sterling Health Care Group, Inc. with and into a wholly-owned subsidiary of Frost Hanna Halpryn, whereby Frost Hanna Halpryn changed its name to Sterling Healthcare, Inc. (the "Sterling Merger"). From February 1992 through May 1992, Mr. Frost was Regional Director of GKN Securities Corp., a broker-dealer ("GKN") where his responsibilities included the recruitment and training of GKN brokerage personnel located or to be located in Florida. From May 1982 through February 1992, Mr. Frost was a Vice President and Branch Manager of Dean Witter Reynolds, a broker-dealer, where his responsibilities included the management and day-to-day operations of the West Boca Raton and Lighthouse Point, Florida, branch offices of such brokerage firm.

         MARK J. HANNA has served as a Director of Continucare since September 1996. Mr. Hanna also serves as a director of Pan American World Airways, Inc. Mr. Hanna has been the President and a member of the Board of Directors of FH since its inception. Mr. Hanna was the President and a member of the Board of Directors of Frost Hanna Acquisition from April 1993 until January 1996, whereupon Mr. Hanna resigned from the Frost Hanna Acquisition Board following the LFS Merger. Mr. Hanna held similar positions at Frost Hanna Halpryn from June 1992 until the Sterling Merger in May 1994. From February 1992 through May 1992, Mr. Hanna was a registered representative with GKN. From January 1992 through February 1992, Mr. Hanna was a registered representative with Barron Chase Securities, Inc. From September 1990 through January 1992, Mr. Hanna was a registered representative with Prudential Bache Securities, Inc.

         MICHAEL C. PIERCEY, M.D. has served as a Director of Continucare since September 1996. Dr. Piercey has been a Board Member, Executive Vice President and Medical Director of Health Care America, Inc., a health care management company which owns and operates acute care hospitals, long-term rehabilitation hospitals, psychiatric hospitals, community living programs, and a full array of partial hospital and outpatient services in Texas, Colorado, Florida, Oklahoma, Tennessee, and Virginia, since 1994. Since 1992, Dr. Piercey has been an Officer and Director of DHP, Inc. which operates the Rock Creek Center, a psychiatric hospital and outpatient service system in the Southwestern Chicago suburbs. He was the Clinical Director at Four Winds, Inc., a psychiatric hospital company with affiliates in Saratoga Springs, New York and Chicago from 1978 to 1992, and in 1986 he assumed the additional responsibilities of Executive Director and Chief Operating Officer.

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid to the President of Zanart during Zanart's last three fiscal years (the "Named Executive Officer"). No executive officer of Zanart was paid in excess of $100,000 during each of the Company's last three fiscal years. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payments during each of the Company's last three fiscal years.

                             EXECUTIVE COMPENSATION

                                                                                                     Long-Term
                                                                                                   Compensation
                                                               Annual Compensation                    Awards
                                                      ------------------------------------         ------------
              Name and Principal Position                Salary ($)              Bonus ($)          Options (#)
         --------------------------------             ---------------             ------             -------
         Thomas Zotos, President(1)                   1996     75,000                  0                --
                                                      1995     51,000             40,000                --
                                                      1994     36,000                  0                --

    ----------------

     (1)  Mr. Zotos resigned his position as President on September 11, 1996.


OPTION GRANTS DURING 1995 AND 1996

         Thomas Zotos did not receive any option grants from the Company during fiscal years 1995 and 1996.


EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Charles M. Fernandez and Susan Tarbe. Mr. Fernandez's employment agreement is for a term of three years plus one additional year for each year of service and became effective on September 11, 1996, and provides for an annual base salary of $350,000 and a bonus of $100,000 payable in 20 equal installments of $5,000 over the first five years of such agreement. Pursuant to the terms of Mr. Fernandez's employment agreement, he may receive additional bonuses at the discretion of the Board. Mr. Fernandez is prohibited from competing with the Company for the duration of his employment agreement and for a period of two years thereafter unless he is terminated without cause, and he is additionally prohibited from disclosing confidential information. Ms. Tarbe's employment agreement is for a term of three years commencing September 23, 1996, and provides for an annual base salary of $130,000 and a bonus equal to at least 10% of her then base salary plus such other bonus amounts as may be approved by the Board. Under the terms of Ms. Tarbe's employment agreement, she received an option, which vests at a rate of 20% per year, to purchase 100,000 shares of the Company at $5.00 per share. Upon a change in control of the Company, Ms. Tarbe is entitled to an acceleration of the remainder of her employment agreement and automatic vesting of any unvested portion of her aforementioned warrant. Ms. Tarbe is prohibited from competing with the Company for the duration of his employment agreement and for a period of ninety days thereafter unless she is terminated without cause, and she is additionally prohibited from disclosing confidential information.

         Effective September 11, 1996, the Company amended each of its employment agreements with Robert A. Stein, Thomas Zotos and Todd Slayton (the "Executives"). Pursuant to such amendments, the Executives resigned as officers of the Company and shall continue as employees through December 11, 1996. On such date, each Executive shall receive severance compensation equal to six months salary, the aggregate amount of which for all three Executives shall equal approximately $107,500.

                              CERTAIN TRANSACTIONS

         The Company has contracted with a company owned in equal interests by Douglas Miller and Barry Goldstein, each of whom own more than 5% of the Company's Common Stock, to perform certain managerial and administrative services on behalf of the Company. The Company reimburses such company for the actual cost of expenses incurred by it in the direct performance of such services. For the period ended June 30, 1996, total expenses incurred by the Company for these services totaled $407,700. In addition, the Company provides management services for four facilities owned by such company in return for a management fee which is based on the Company's estimated cost of providing such services. For the period ended June 30, 1996, management fees charged by Continucare to such company were $324,700. As of June 30, 1996, the net amount payable by the Company to such company under these arrangements was $83,000.

         The Company has entered into consulting agreements with a company controlled by Douglas Miller, and a company controlled by Barry Goldstein (collectively, the "Consulting Agreements"). Messrs. Miller and Goldstein served as executive officers of Continucare Corporation prior to the Merger. Each of the Consulting Agreements, which are effective as of the date of the Merger, contain the following terms: (i) three year term, (ii) annual payments, payable semi-monthly, of approximately $325,000, (iii) ability of the Company to terminate the agreement without "cause" (as defined) with 30 days' written notice, provided that the consultant will receive a termination payment equal to the amount otherwise payable under the Consulting Agreement through the end of the term over the period of the remaining term of the agreement, and (iv) ability of the Company to terminate the agreement for "cause" at any time with no payment due to the consultant.

         The Company is obligated to Charles M. Fernandez for a note payable in the amount of $599,750 (the "Fernandez Note"). The Fernandez Note, which is collateralized by substantially all of the Company's assets, bears interest at 10% per annum and is due, in full, on February 12, 1998. Interest is due semiannually commencing on August 12, 1996. Accrued interest and interest expense related to this note was $21,662 as of and for the fiscal year ended June 30, 1996.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         The Company is authorized to issue 100,000,000 shares of Common Stock, par value $.0001 per share. As of the date hereof, 11,202,983 shares of Common Stock are issued and outstanding. Holders of Common Stock are entitled to share ratably in such dividends and distributions as may from time to time be declared by the Board of Directors of the Company from funds legally available therefor and upon liquidation will be entitled to share ratably in any assets of the Company legally available for distribution to holders of the Common Stock. The Company's Restated Articles of Incorporation and Restated Bylaws do not confer any preemptive, subscription, redemption or conversion rights on the holders of Common Stock. Holders of Common Stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting, which means that holders of a majority of the voting power may elect all of the directors.

PREFERRED STOCK

         The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"). As of the date hereof, there were no shares of Preferred Stock issued and outstanding. Although the Company has no present plans to issue shares of Preferred Stock, Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors. The Board of Directors, without obtaining shareholder approval, could issue the Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of Common Stock and adversely affect the market price of such stock. The issuance of Preferred Stock could also be used as an antitakeover measure by the Company without any further action by the shareholders.

SERIES A WARRANTS

         Each Series A Warrant entitles the holder to purchase one share of Common Stock for $6.00 during the period ending May 10, 2000. The Series A Warrants were issued under a Series A Warrant Agreement between the Company and Fidelity Transfer Company, the Series A Warrant Agent (the "Series A Warrant Agreement"). The shares of Common Stock underlying the Series A Warrants, when issued upon exercise of a Series A Warrant and payment of the exercise price, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of issuance of Common Stock to the holder upon its exercise.

         The Company may, at its option, accelerate the expiration period of the Series A Warrants upon not less than 30 days' prior notice (the "Redemption Notice") to the registered holders of the Series A Warrants, in the event that
(i) there exists a current prospectus relating to the Common Stock issuable upon exercise of the Series A Warrants under an effective registration statement filed with the Commission and qualified for sale or exempt from qualification under applicable state securities laws; and (ii) the shares of Common Stock of the Company have had a closing "bid" price of not less than 150% of the then current exercise price per share for a period of ten consecutive leading days ending not more than ten calendar days immediately prior to the date of the Redemption Notice. Notice of acceleration of the expiration period of the Series A Warrants will be mailed to each registered holder of the Series A Warrants at the address appearing in the records of the Company, and such notice will be published in The Wall Street Journal and other newspapers of general circulation published in New York, New York and Los Angeles, California.

         The holders of the Series A Warrants will not have any of the rights or privileges of shareholders of the Company (except to the extent they own Common Stock of the Company) prior to the exercise of the Series A Warrants. The exercise price of the Series A Warrants and the number of shares of Common Stock issuable upon the exercise thereof are subject to certain anti-dilutive adjustments upon the occurrence of certain events such as stock splits, stock dividends or the like, as set forth in the Series A Warrant Agreement. No adjustment of the exercise price will be required unless it would amount to at least $6.00 per full share; however, any such adjustment not made will be carried forward and taken into account in any subsequent adjustment.

         In the event of a capital reorganization of the Company, reclassification of the Common Stock or a consolidation or merger of the Company with or into, or a disposition of substantially all of the Company's properties and assets to any other corporation, the Series A Warrants then outstanding will thereafter be exercisable into the kind and amount of shares of stock or other securities or property (including cash) to which the holders thereof would have been entitled if they had exercised such Series A Warrants and received shares of Common Stock immediately prior to such reorganization, reclassification, consolidation, merger or disposition, consistent with the requirements for exercise set forth in the Series A Warrant Agreement.

         The foregoing statements are summaries of the rights and privileges of the holders of the Company's securities. They do not purport to be complete and are qualified in their entirety by reference to the Company's Restated Articles of Incorporation and the Series A Warrant Agreement covering the Series A Warrants.

REPRESENTATIVE UNITS

         Each Unit is comprised of one share of Common Stock and one Representative Warrant, each such security being received upon the exercise of a Unit. The Units are exercisable for a four-year term having commenced May 11, 1996, at an exercise price of $7.50. Each Representative Warrant is exercisable at a price of $7.50 per underlying share of Common Stock and has the same term of exercisability as the Units. All other terms of the Representative Warrant are the same as those governing the Series A Warrants as set forth above.

DIVIDEND POLICY

         Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

CERTAIN FLORIDA LEGISLATION

         The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, Florida law and the Company's Articles of Incorporation presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. The Company may also indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee or agent of such corporation (or is or was serving at the request of such corporation in such a position for another entity) against liability to be in the best interests of such corporation and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         The authorized but unissued shares of Common Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

         The existence of authorized but unissued and unreserved shares of Common Stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock and Representative Warrants is the American Stock Transfer and Trust Company, New York, New York.


                                 LEGAL MATTERS

         The validity of the Shares being offered hereby is being passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida 33131.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The accounting firm of Arthur Andersen LLP ("Arthur Andersen") represented the Company as its independent accountants during fiscal years 1995 and 1996 and was dismissed by the Company's Board of Directors on November 15, 1996. During the Company's two most recent fiscal years and subsequent interim period, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Arthur Andersen's reports on the financial statements of the Company for the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The Company's Board of Directors has appointed Deloitte & Touche LLP as the Company's independent accountants for fiscal year 1997.

                                    EXPERTS

         Zanart's financial statements included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of the Company included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-7232; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Quotations relating to the Company's Common Stock and Series A Warrants appear on the American Stock Exchange ("AMEX") and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the fees prescribed by the Commission, or may be examined without charge at such facilities. The Registration Statement may also be obtained through the Commission's Internet address at "http://www.sec.gov." Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                     PAGE
                                                                                                                     ----
                      CONTINUCARE CORPORATION - HISTORICAL

Consolidated Balance Sheet as of September 30, 1996 (Unaudited) and June 30, 1996 . . . . . . . . . . . . . . . . . .  F-

Consolidated Statement of Income for the Quarter Ended September 30, 1996 (Unaudited) . . . . . . . . . . . . . . . .  F-

Consolidated Statement of Cash Flow for the Three Months Ended September 30, 1996 (Unaudited) . . . . . . . . . . . .  F-

Notes to (Unaudited) Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

Consolidated Balance Sheet June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

Consolidated Statement of Income for the Period from February 12, 1996 (inception) to June 30, 1996 . . . . . . . . .  F-

Consolidated Statement of Shareholders' Equity for the Period from February 12, 1996 (inception) to June 30,
         1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

Consolidated Statement of Cash Flows for the Period from February 12, 1996 (inception) to June 30, 1996 . . . . . . .  F-

Notes to Consolidated Financial Statements for the Period from February 12, 1996 (inception) to June 30, 1996 . . . .  F-

                  ZANART ENTERTAINMENT INCORPORATED - PRO FORMA

Unaudited Pro Forma Condensed Consolidated Balance Sheet for Zanart Entertainment Incorporated  . . . . . . . . . . .  F-

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

                 ZANART ENTERTAINMENT INCORPORATED - HISTORICAL

Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-

Statement of Net Assets in Process of Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    F-

Statement of Changes in Net Assets in Process of Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

Statement of Shareholders' Equity (Deficit) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

Statement of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

Statement of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-


                           CONTINUCARE CORPORATION
                          CONSOLIDATED BALANCE SHEET






                                                                                         SEPTEMBER 30,        JUNE 30,
                                                                                             1996               1996
                                                                                         -----------------------------
                                                                                          (UNAUDITED)

                                           ASSETS
Current assets
    Cash and cash equivalents                                                            $   9,326,633       $  819,066
    Accounts receivable, net of allowance
    for doubtful accounts of $372,903 and $146,692, respectively                             3,147,757        1,967,978
    Prepaid expenses and other current assets                                                   77,871              800
                                                                                         ------------------------------
            Total current assets                                                            12,552,261        2,787,844
Property and equipment, net                                                                    256,555            4,806
Intangible assets, net                                                                          46,186            1,499
Net assets held for sale                                                                       500,000
Other assets, net                                                                               63,645           70,747
                                                                                         ------------------------------
            Total assets                                                                 $  13,418,647       $2,864,896
                                                                                         ==============================
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable                                                                     $     322,081       $  270,374
    Accrued expenses                                                                           791,694           44,210
    Accrued interest payable                                                                     6,422           23,161
    Unearned revenue                                                                            51,301           18,301
    Income and other taxes payable                                                             787,681          412,686
                                                                                         ------------------------------
            Total current liabilities                                                        1,959,179          768,732
Notes payable                                                                                  599,000          655,000
                                                                                         ------------------------------
            Total liabilities                                                                2,558,179        1,423,732
                                                                                         ------------------------------
Minority interest                                                                              111,732           32,686
                                                                                         ------------------------------
Commitments and contingencies
Shareholders' equity
    Common stock; $.0001 par value; 100,000,000 shares
    authorized, 11,202,983 issued and outstanding                                                1,120              100
    Additional paid-in capital                                                               9,833,499          763,769
    Retained earnings                                                                          914,117          644,609
                                                                                         ------------------------------
            Total shareholders' equity                                                      10,748,736        1,408,478
                                                                                         ------------------------------
Total liabilities and shareholders' equity                                               $  13,418,647       $2,864,896
                                                                                         ==============================

The accompanying notes are an integral part of these consolidated financial statements.

                            CONTINUCARE CORPORATION
                       CONSOLIDATED STATEMENT OF INCOME






                                                                                       FOR THE
                                                                                    QUARTER ENDED
                                                                                  SEPTEMBER 30, 1996
                                                                          ------------------------------
                                                                                     (UNAUDITED)

Revenues                                                                                 $2,923,446
Expenses
  Payroll and employee benefits                                                           1,367,910
  Provision for bad debt                                                                    226,211
  Professional fees                                                                         189,740
  General and administrative                                                                 44,555
  Depreciation and amortization                                                               7,160
                                                                          ------------------------------
Total expenses                                                                            1,835,576
                                                                          ------------------------------
Income from operations                                                                    1,087,870
                                                                          ------------------------------
Other income (expenses)
  Interest income                                                                            17,152
  Minority interest                                                                         (79,047)
                                                                          ------------------------------
  Other expenses                                                                            (61,895)
Income before taxes                                                                       1,025,975
Provision for income taxes                                                                  381,717
                                                                          ------------------------------
Net income                                                                               $  644,258
                                                                          ==============================
Earnings per common share and common equivalent share                                    $     0.09
                                                                          ==============================
Earnings per common share and common equivalent
share assuming full dilution                                                             $     0.09
                                                                          ==============================


The accompanying notes are an integral part of these consolidated financial statements.

                            CONTINUCARE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOW






                                                                                                       THREE MONTHS ENDED
                                                                                                       SEPTEMBER 30, 1996
                                                                                                       ------------------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                                         $          644,258
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                                               7,160
        Bad debt expense                                                                                          226,211
        Income applicable to minority interest                                                                     79,047
        Changes in assets and liabilities, excluding the effect of acquisitions:
             (Increase) in accounts receivable                                                                 (1,405,990)
             (Increase) in prepaid expenses and other current assets                                              (77,072)
             (Increase) in intangible assets                                                                      (45,329)
             Decrease in other assets                                                                               7,102
             Increase in accounts payable and accrued expenses                                                    743,191
             (Decrease) in accrued interest  payable                                                              (16,739)
             Increase in unearned revenue                                                                          33,000
             Increase in income and other taxes payable                                                           374,995
                                                                                                       ------------------
             Net cash provided by operating activities                                                            569,834
                                                                                                       ------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Property and equipment additions                                                                              258,267
                                                                                                       ------------------
    Net cash used by investing activities                                                                        (258,267)
                                                                                                       ------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Beechwood Repurchase                                                                                         (375,000)
    Cash received from pre-Merger Zanart                                                                        6,600,000
    Costs incurred associated with Private Placement & Merger                                                    (225,000)
    Proceeds from issuance of common stock                                                                      2,196,000
                                                                                                       ------------------
    Net cash provided by financing activities                                                                   8,196,000
                                                                                                       ------------------
Net increase in cash and cash equivalents                                                                       8,507,567
Cash and cash equivalents at beginning of period                                                                  819,066
                                                                                                       ------------------
Cash and cash equivalents at end of period                                                             $        9,326,633
                                                                                                       ==================


The accompanying notes are an integral part of these consolidated financial statements.

                           CONTINUCARE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1996
                                 (UNAUDITED)


NOTE 1 - UNAUDITED INTERIM INFORMATION

The accompanying interim consolidated financial data for Continucare Corporation ("Continucare" or the "Company") are unaudited; however, in the opinion of management, the interim data include all adjustments necessary for a fair presentation of the results for the interim period. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The results of operations for the three months ended September 30, 1996 are not necessarily indicative of the results to be expected for the year ending June 30, 1997.

The interim unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the period from February 12, 1996 (inception) to June 30, 1996 as set forth in the Company's Form 10-KSB/A.

NOTE 2 - MERGER

On August 9, 1996, the Company signed a definitive Agreement and Plan of Merger (the "Merger Agreement") with Zanart Subsidiary, Inc. ("ZSI"), a wholly-owned subsidiary of the Company, and Continucare Acquisition Corp. (formerly known as Continucare Corporation), a Florida corporation ("CAC"). The Merger Agreement provided for the merger (the "Merger") of ZSI with and into CAC. Upon the consummation of the Merger, which occurred on September 11, 1996 (the "Closing Date"), the separate existence of ZSI terminated, CAC became a wholly-owned subsidiary of the Company, the Company agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to its existing licensing business prior to December 11, 1996 and the Company's Board of Directors and management became comprised of designees of CAC. On October 8, 1996, the Company changed its corporate name to Continucare Corporation. Prior to the Merger, CAC was a development stage company established for the purpose of managing mental and physical rehabilitation health care programs.

NOTE 3 - INTANGIBLE ASSETS

As a result of the Merger and the listing of shares of the Company's common stock, $.0001 par value (the "Common Stock"), issued to the former shareholders of pre-merger Continucare Corporation on the American Stock Exchange, the Company incurred certain costs which were capitalized as organization costs. These are being amortized using the straight line method over ten years.

NOTE 4 - EARNINGS PER SHARE

The treasury stock method was used to determine the dilutive effect of the options and warrants on earnings per share data.

Earnings per share and the weighted average number of shares outstanding used in the computation are summarized elsewhere herein.

NOTE 5 - NET ASSETS HELD FOR SALE

Pursuant to the Merger, the operations of the licensing business of pre-merger Zanart Entertainment, Inc. ("Zanart") are in the process of being terminated. As a result, the estimated net assets of Zanart's operations, other than cash, are reflected as Assets Held for Sale in the accompanying consolidated balance sheet.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company entered into new employment agreements with two of its executive officers which became effective in September 1996. The agreements are for terms of three years (with one agreement providing for one additional year term for each year of service by such executive). The agreements also provide for payment of bonuses and one agreement provides for a one-time grant of stock options to purchase 100,000 shares of Common Stock at $5.00 per share, vesting at a rate of 20% per year.

As provided for in the management contracts with the Company's providers, the Company maintains annual claims made policies for general and professional liability insurance jointly with each of the providers. Coverage under the policies are $1,000,000 per incident and $3,000,000 aggregate. It is the Company's intention to renew such coverage on an on-going basis.

NOTE 7 - RECENT DEVELOPMENTS

On August 26, 1996, the Company entered into a letter of intent to purchase a certain comprehensive outpatient rehabilitation facility (the "CORF"). The purchase agreement was consummated on November 12, 1996. Under the terms of the letter of intent, the Company provided management services to the CORF for a fee of $30,000 per month from the date of the letter of intent until the Closing Date (as defined in the related purchase agreement). This fee is included as revenue in the accompanying unaudited consolidated financial statements.

NOTE 8 - SUBSEQUENT EVENTS

On October 1, 1996, the Company began managing a partial hospitalization and an inpatient program under its agreement with an ORNDA Healthcorp. subsidiary.
The management fees for each of the two new programs are expected to be approximately $32,500 per month and are based on the actual costs of the program and a markup percentage to cover the Company's overhead.

The Company has entered into consulting agreements with a company controlled by Mr. Douglas Miller and a company controlled by Mr. Barry Goldstein (collectively, the "Consulting Agreements"). Messrs. Miller and Goldstein served as executive officers of CAC prior to the Merger. Each of the Consulting Agreements, which are effective as of the date of the Merger, contain the following terms: (i) three year term, (ii) annual payments, payable semi-monthly, of approximately $325,000, (iii) ability of the Company to terminate the agreement without "cause" (as defined) with 30 days' notice, provided that the consultant will receive a termination payment equal to the amount otherwise payable under the Consulting Agreement through the end of the term over the period of the remaining term of the agreement, and (iv) ability of the Company to terminate the agreement for "cause" at any time with no payment due to the consultant.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of Continucare Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Continucare Corporation and subsidiaries (the "Company") as of June 30, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the period February 12, 1996 (inception) to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1996 and the results of its operations and its cash flows for the period February 12, 1996 (inception) to June 30, 1996 in conformity with generally accepted accounting principles.




Deloitte & Touche, LLP


August 9, 1996, except for
  paragraphs six through eleven of Note 11, as to which the date is October 2, 1996.

CONSOLIDATED BALANCE SHEET
JUNE 30, 1996
-------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                        $   819,066
  Accounts receivable, net of allowance for doubtful accounts
    of $146,692                                                      1,967,978
  Prepaid expenses and other current assets                                800
                                                                   -----------
           Total current assets                                      2,787,844

PROPERTY AND EQUIPMENT, net                                              4,806

INTANGIBLE ASSETS, net                                                   1,499

OTHER ASSETS, net                                                       70,747
                                                                   -----------

TOTAL ASSETS                                                       $ 2,864,896
                                                                   -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                 $   270,374
  Accrued expenses                                                      44,210
  Accrued interest payable                                              23,161
  Unearned revenue                                                      18,301
  Income and other taxes payable                                       412,686
                                                                   -----------

           Total current liabilities                                   768,732

NOTES PAYABLE                                                          655,000
                                                                   -----------

           Total liabilities                                         1,423,732
                                                                   -----------

MINORITY INTEREST                                                       32,686
                                                                   -----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock; $1.00 par value; 100 shares
    authorized, issued and outstanding                                     100
  Additional paid-in capital                                           763,769
  Retained earnings                                                    644,609
                                                                   -----------

           Total shareholders' equity                                1,408,478
                                                                   -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 2,864,896
                                                                   ===========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD FROM FEBRUARY 12, 1996 (INCEPTION) TO JUNE 30, 1996
-------------------------------------------------------------------------------

REVENUES                                                           $ 2,507,063
                                                                   -----------

EXPENSES:
  Payroll and employee benefits                                        973,412
  Provision for bad debts                                              242,664
  Professional fees                                                    203,625
  General and administrative                                            54,430
  Depreciation and amortization                                            362
                                                                   -----------

           Total expenses                                            1,474,493
                                                                   -----------

INCOME FROM OPERATIONS                                               1,032,570
                                                                   -----------

OTHER EXPENSES:
  Interest                                                              23,204
  Minority interest                                                     32,686
                                                                   -----------

           Other expenses                                               55,890
                                                                   -----------

INCOME BEFORE INCOME TAXES                                             976,680

PROVISION FOR INCOME TAXES                                             332,071
                                                                   -----------

NET INCOME                                                         $   644,609
                                                                   ===========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM FEBRUARY 12, 1996 (INCEPTION) TO JUNE 30, 1996
-------------------------------------------------------------------------------

                                                             Additional                        Total
                                               Common          Paid-in        Retained     Shareholders'
                                               Stock           Capital        Earnings        Equity

Issuance of 100 shares
  for initial capitalization of Company      $      100      $      900                    $       1,000

Issuance of stock in subsidiary
  to purchase net assets                                        762,869                          762,869

Net income                                                                   $  644,609          644,609
                                             ----------      ----------      ----------    -------------
                                             $      100      $  763,769      $  644,609    $   1,408,478
                                             ==========      ==========      ==========    =============


See notes to consolidated financial statements.

CONTINUCARE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 12, 1996 (INCEPTION) TO JUNE 30, 1996
-------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                         $   644,609
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                            362
    Provision for bad debts                                                              242,664
    Income applicable to minority interest                                                32,686
    Changes in assets and liabilities, excluding the effect of acquisitions:
      Increase in accounts receivable                                                 (1,445,590)
      Increase in prepaid expenses and other current assets                                 (800)
      Increase in intangible assets                                                       (1,579)
      Increase in other assets                                                           (67,221)
      Increase in accounts payable and accrued expenses                                  314,584
      Increase in accrued interest payable                                                23,161
      Increase in unearned revenue                                                        18,301
      Increase in income and other taxes payable                                         406,976
                                                                                     -----------

           Net cash provided by operating activities                                     168,153
                                                                                     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment additions                                                        (5,087)
                                                                                     -----------

           Net cash used by investing activities                                          (5,087)
                                                                                     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of related shareholders notes payable                           655,000
  Proceeds from issuance of common stock                                                   1,000
                                                                                     -----------

          Net cash provided by financing activities                                      656,000
                                                                                     -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS, END OF YEAR                               $   819,066
                                                                                     -----------

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for interest                                                         $        43
                                                                                     -----------
  Cash payments for income taxes                                                     $
                                                                                     -----------

NON CASH INVESTING AND FINANCING ACTIVITIES:
  Purchase of assets and liabilities in exchange for subsidiary stock                $   762,869
                                                                                     -----------


See notes to consolidated financial statements.

CONTINUCARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM FEBRUARY 12, 1996 (INCEPTION) TO JUNE 30, 1996
--------------------------------------------------------------------------------


1.    GENERAL

      DESCRIPTION OF BUSINESS - Continucare Corporation (the "Company") was incorporated on February 12, 1996 in the State of Florida. Together with its subsidiaries, the Company is a full-service healthcare management organization that creates and implements operational, marketing, administrative, staffing and financial programs for specialized outpatient institutional and professional providers (collectively, the "Providers"). The Company, which specializes in mental and physical rehabilitative programs, offers an expanded healthcare product line, including setting up and managing partial hospitalization and full-service community-based outpatient healthcare centers. The Company manages nineteen partial hospitalization programs in three states and two day-treatment programs which serve as a step-down alternative to patients that no longer require partial hospitalization in order to assist the patients in transitioning back into their communities. Of the nineteen programs, four are also owned by shareholders of the Company. See Note 4.

      As of May 1, 1996, the Company, through Continucare Medical Care Network, Inc. ("CMCN"), a majority-owned subsidiary, provides full-service financial management including billing and collection services and various employee leasing options. See further discussion below.

      BUSINESS COMBINATIONS - On May 1, 1996, the Company, through CMCN, a then wholly-owned subsidiary, acquired certain contracts, assets, and liabilities of Joanne Telmosse Consulting, Inc. ("Consulting"), based in Coral Springs, Florida, which provides billing and collection services. Concurrently, the Company acquired certain contracts, assets and liabilities of ProCare Staffing, Inc. (a related company of Consulting by common ownership), which offers permanent, long-term and short-term employee leasing to physicians, community hospitals, community mental health centers and partial hospitalization programs. In exchange for the net assets acquired, the Company issued 25 shares of CMCN's common stock (representing a 25% interest) to the common owner of the acquired companies. The Company recorded as additional paid-in capital $762,869, which the Company estimates is the fair value of the net assets acquired. The transaction was accounted for under the purchase method. The income generated from the net assets acquired are incorporated in the Consolidated Income Statement for the period from May 1, 1996, the effective date of the transaction, to June 30, 1996.

      In conjunction with these transactions, the Company entered into a subcontract agreement with Medical Billing Service Systems, Inc., which is a related company of Consulting by common ownership (the "Subcontract Agreement"), whereby Medical Billing Service Systems, Inc. is to provide the billing and collection services for the contracts acquired by the Company from Consulting in return for a $35,000 monthly fee. The Subcontract Agreement is cancelable without cause by either party with 180 days notice.

      The following unaudited consolidated pro forma combined condensed statement of income for the period from February 12, 1996 (inception) to June 30, 1996 has been prepared to reflect these acquisitions as if they were consummated as of February 12, 1996 (inception), after giving effect to certain pro forma adjustments as described below.

          Total Revenues                                    $ 4,043,100
                                                            -----------
          Net income                                        $   893,700
                                                            -----------

      Pro forma adjustments reflect minority interest, provision for bad debt, the recording of the monthly fee under the Subcontract Agreement and an accrual for income taxes.

      PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2.    SIGNIFICANT ACCOUNTING POLICIES

      REVENUE - The Company derives its revenues based on contracts with Providers. The contracts have terms ranging from one to fifteen years, with the majority in the fifteen-year category, and are cancelable without cause by either party with 180 days notice. Revenue is recognized in the period earned. The Company also recognizes revenues from its employee leasing services at the time services are rendered. Revenues for billing services are recognized upon billing of services to the payors. The Providers receive reimbursement under either the Medicare or Medicaid programs or payments from insurers, self-funded benefit plans or other third-party payors for services provided by programs managed by the Company. The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and funding restrictions, any of which could have the effect of limiting or reducing reimbursement levels to the Company's clients which in return could affect the Company. A majority of the patients utilizing the Provider programs managed by the Company are covered by Medicare.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company has used the following market assumptions and/or estimation methods:

         CASH AND CASH EQUIVALENTS - The carrying amount reported in the balance sheet is a reasonable estimate of fair value.

         NOTES PAYABLE - The carrying value at June 30, 1996 approximates fair value based on the terms of the note.

      CASH AND CASH EQUIVALENTS - The Company defines cash and cash equivalents as those highly liquid investments purchased with an original maturity of three months or less.

      ACCOUNTS RECEIVABLE - In the normal course of business, the Company extends credit to its customers. The Company performs ongoing credit evaluations of its customers, and records allowances for potential losses based on management's expectations of their ultimate collection.

      OTHER ASSETS - Other assets include primarily long-term deposits and the deferred tax assets.

      INCOME TAXES - Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the current year's income taxable for federal and state reporting purposes.

      PROPERTY AND EQUIPMENT - Property and equipment are stated at cost of acquisition. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Repairs and maintenance costs are expensed as incurred. Improvements and replacements are capitalized.

3.    INCOME TAXES

      The components of the provision for income taxes for the period from February 12, 1996 (inception) to June 30, 1996 are as follows:


      Current income taxes:
        Federal                                                    $   337,776
        State                                                           49,170
                                                                   -----------

                Total current                                          386,946
                                                                   -----------

      Deferred income taxes:
        Federal                                                        (46,855)
        State                                                           (8,020)
                                                                   -----------

                 Total deferred                                        (54,875)
                                                                   -----------

      Total provision for income taxes                             $   332,071
                                                                   ===========

      The total income tax provision is at a rate of approximately 34% which equals the statutory federal income tax rate.

      The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at June 30, 1996 are as follows:

      Deferred tax assets:
        Bad debt reserve                                           $    55,170
                                                                   -----------
        Gross deferred tax assets                                       55,170
                                                                   -----------

      Deferred tax liabilities:
        Depreciation and amortization                                     (295)
                                                                   -----------
        Gross deferred tax liabilities                                    (295)
                                                                   -----------

      Net deferred tax asset                                       $    54,875
                                                                   ===========

4.    RELATED PARTY TRANSACTIONS

      The Company subleases office space from Community Behavioral Services ("CBS"). As of June 30, 1996, three of the four shareholders of the Company are one third owners of CBS. The lease is a month-to-month agreement with monthly lease payments of $3,805.

      The Company has contracted with CBS to perform certain managerial and administrative services on behalf of the Company. The Company reimburses CBS for the actual cost of expenses incurred by CBS in the direct performance of such services. For the period ended June 30, 1996, total expenses incurred by the Company for these services totaled $407,700 and are recorded in the appropriate expense categories in the Consolidated Statement of Income. In addition, the Company provides management services for four facilities owned by CBS in return for a management fee which is based on the Company's estimated cost of providing such services. The management fee charged by the Company is calculated based on the ratio of patient volume represented by CBS to total Company patient volume at other Provider facilities, applied to certain of the Company's expenses. This management fee is recorded by the Company as a reduction of the related expense. For the period, management fees charged by the Company to CBS were $324,700. As of June 30, 1996, the net payable by the Company to CBS under these arrangements was $83,000 which is reflected in accounts payable and accrued expenses in the Consolidated Balance Sheet.

      The Company, as of late May 1996, also provides management services to Interphase, Inc. ("Interphase"), a related Company which is partially owned by three of the Company's shareholders at June 30, 1996. The Company receives a management fee for the services provided based on the Company's cost of providing such services. The management fee charged by the Company is calculated based on the ratio of patient volume represented by Interphase to total Company patient volume at other Provider facilities, applied to certain of the Company's expenses. The management fee charged is recorded as a reduction of the Company's related expenses. As of and for the period from February 12, 1996 (inception) to June 30, 1996, the balance receivable from and the revenues earned under this arrangement was $19,100.

      The Company is obligated to a shareholder (the "Shareholder Note"), for a note payable in the amount of $599,750 and is reflected in notes payable in the accompanying Consolidated Financial Statements. The Shareholder Note, which is collateralized by substantially all of the Company's assets, bears interest at 10% per annum and is due, in full, on February 12, 1998. Interest is due semiannually commencing on August 12, 1996. Accrued interest and interest expense related to this note was $21,662 as of and for the fiscal year ended June 30, 1996.

      The Company is obligated to Health Care Management Partners, Inc., a company which is owned jointly by three of the four shareholders of the Company, for a note payable in the amount of $55,250 as of June 30, 1996 (the "HCMP Note") and is reflected in notes payable in the accompanying Consolidated Financial Statements. The HCMP Note, which is subordinate to the Shareholder Note, bears interest at 10% and is due, in full, on February 12, 1998. Interest expense related to this note was $1,500 for the fiscal year ended June 30, 1996.

5.    LONG-TERM DEBT

      Long-term debt is comprised entirely of the Shareholder Note and the HCMP Note as described in Note 4.

6.    COMMITMENTS AND CONTINGENCIES

      The Company has employment contracts with its four executives. These contracts have indefinite terms and are cancelable at the option of the Company or employee. The contracts provide for increases in annual base salary, a flat bonus and an additional bonus at the discretion of the Company's Board of Directors based upon the Company's operating results, financial condition, prospects and intended utilization of earnings, if any. Subsequent to year-end, one of the executives resigned. See discussion at Note 7.

      As provided for in the management contracts with the Providers, the Company maintains annual claims made policies for general and professional liability insurance jointly with each of the Providers. Coverage under the policies are $1,000,000 per incident and $3,000,000 aggregate. It is the Company's intention to renew such coverage on an on-going basis.

7.    SUBSEQUENT EVENTS AND OTHER MATTERS

      On July 3, 1996, the Company entered into a Letter of Intent with a large, national hospital chain (the "Chain") to develop, staff and manage outpatient psychiatric treatment and physical rehabilitation programs (the "Programs") for hospitals affiliated with the Chain. The Programs are to be initiated in seventeen treatment facilities and may be expanded to cover additional facilities upon the mutual agreement of the parties. The scope and duration of the services to be provided by the Company, as well as the management fee to be paid to the Company, will be determined upon the mutual agreement of the parties depending upon the specific requirements of each Program. The Company estimates that such management fees shall range from $25,000 to $35,000 per month, per Program. Management also anticipates additional operating costs will be incurred in providing such services.

      On July 8, 1996, the Company entered into a management contract with an ORNDA Healthcorp. subsidiary to perform certain management services for certain partial hospitalization programs. The contract, which is for an initial term of five years, is expected to generate a total of approximately $4,080,000 ($816,000 annually) in revenue over the initial term. The contract may be renewed for additional periods of one year each upon the mutual consent of the parties and may be terminated upon certain conditions as defined in the agreement. Management also anticipates additional operating costs will be incurred in providing such services.

      On July 15, 1996, the Company entered into a Stock Purchase and Redemption Agreement with Beechwood Partners, Ltd., a limited partnership ("Beechwood"), to repurchase Beechwood's 25% investment in the Company's common stock for $375,000 which will be accounted for as treasury stock. In connection with this transaction, one of the executives resigned from his position with the Company. Certain provisions of the Stock Purchase and Redemption Agreement require the Company to make an additional payment to Beechwood upon the occurrence of certain events. The additional payment is comprised of a flat amount not to exceed $600,000 and a variable portion payable only if the remaining executives receive new employment agreements providing for "excessive compensation" as defined in the Stock Purchase and Redemption Agreement.

      On August 9, 1996, the Company has entered into contracts to provide certain staffing services with a not-for-profit corporation which operates a community mental health center and a partial hospitalization program from its facilities. The contracts have an initial term of one year and is automatically renewable unless terminated in accordance with the provisions in the contract, such contracts are expected to generate approximately $600,000 of revenue over the initial term. Management also anticipates additional costs will be incurred in providing such services.

Effective August 6, 1996, the Company amended its Articles of Incorporation to increase its authorized common shares to 10,000,000, par value $1. Concurrently, the Company authorized each issued and outstanding share be converted to 66,666.666 shares reflecting a 66,666.666 for one stock split. The stock split has not been reflected in the accompanying financial statements. The par value was subsequently amended to $.0001.

On August 9, 1996, the Company signed a merger agreement (the "Merger Agreement") with Zanart Entertainment, Inc. ("Zanart") and Zanart Subsidiary, Inc. ("ZSI"). Pursuant to the Merger Agreement, on September 11, 1996 (the "Closing Date") ZSI merged with and into the Company (the "Merger"). Each share of pre-Merger Company common stock issued and outstanding prior to the Closing Date was converted on the Closing Date into one share of Zanart common stock. Under the terms of the Merger Agreement, Zanart agreed to sell or otherwise dispose of its assets (other than cash) and discharge all liabilities relating to Zanart's existing business, which is to design, publish, package and market wall decor and collectible art which incorporates popular images from motion pictures, television and animation, prior to December 11, 1996. In addition, upon the consummation of the Merger (i) Zanart's existing Board of Directors and management resigned and (ii) Zanart's new Board of Directors and management became comprised of Continucare designees.

The Merger Agreement contains various customary representations and warrantees of the parties thereto, and includes a post closing adjustment provision requiring the issuance of a certain number of additional shares (the "Additional Shares") of Zanart common stock to the holders of pre-Merger Company common stock immediately prior to the Closing Date in the event that the Closing Cash Balance (as such term is defined in the Merger Agreement) of Zanart is less than $2,000,000 on December 12, 1996.

Prior to the Merger, the Company effectuated the private sale of an aggregate of 3,300,000 shares of pre-Merger Company common stock at $2.00 a share which was completed on August 29, 1996.

On August 29, 1996, the Company entered into a lease agreement for approximately 13,500 square feet of space for its corporate offices in Miami, Florida. The lease, which is for an initial term of five years, provides for annual lease payments of approximately $172,000 in the first year, $176,000 in the second year, $180,000 in the third year, $184,000 in the fourth year, and $189,000 in the fifth year. The Company's previous sub-lease for office space with CBS as discussed in Note 4 was terminated as of October 2, 1996.

The Company has entered into new employment agreements with two executives of the Company effective in September 1996. The agreements are for terms of three years and one provides for additional years based on each year of service. The agreements have provisions for bonuses, vesting and stock options.

The Company intends to enter into consulting agreements with a company controlled by Mr. Douglas Miller and a company controlled by Mr. Barry Goldstein (collectively, the "Consulting Agreements"). Messrs. Miller and Goldstein served as executive officers of Continucare Corporation prior to the Merger.

                                  * * * * * *

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

On August 9, 1996, Zanart Entertainment Incorporated ("Zanart") entered into an Agreement and Plan of Merger (the "Agreement") with Continucare Corporation ("Continucare"). Pursuant to the Agreement, Zanart Subsidiary, Inc., a wholly-owned subsidiary of Zanart, will merge with and into Continucare (the "Merger") and each issued and outstanding share of Continucare common stock will be converted into the right to receive one share of Zanart common stock. For accounting purposes the Merger will be treated as a recapitalization of Continucare with Continucare as the acquiror (i.e., a "reverse acquisition"). The operations of Zanart will be permanently discontinued at the effective date of the Merger, and Zanart will dispose of all its assets and liabilities. Therefore, the historical balance sheet presented in the accompanying unaudited financial statements is that of Continucare.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1996 has been prepared by adjusting Continucare's historical condensed consolidated balance sheet as of June 30, 1996. As Zanart's operations will be discontinued, no pro forma statement of income is presented as the Merger would have no effect on the historical operations of Continucare had the Merger occurred on February 12, 1996 (inception). The historical balance sheet has been adjusted to give effect to the Merger as if the Merger had occurred as of June 30, 1996. Such pro forma adjustments are described in the accompanying notes to the pro forma unaudited condensed consolidated balance sheet which should be read in conjunction with the pro forma unaudited condensed consolidated balance sheet.

The pro forma unaudited condensed consolidated balance sheet presented herein does not purport to be indicative of the actual financial position of the Continucare had the Merger actually been consummated on June 30, 1996, or of the future financial position of the Continucare which will result from the consummation of the Merger.

                     ZANART ENTERTAINMENT INCORPORATED
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             JUNE 30, 1996


                                                                 HISTORICAL               PRO FORMA
                                                                 CONTINUCARE             ADJUSTMENTS             PRO FORMA
                                                                 -----------             ------------           -----------
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                      $  819,000              $ (375,000)(1)         $ 9,140,000
                                                                                          6,500,000 (3)
                                                                                          2,196,000 (4)
  Accounts receivable                                             1,968,000                                       1,968,000
  Prepaid expenses and other current assets                           1,000                                           1,000
  Net assets held for sale                                                                  500,000 (4)             500,000
                                                                 ----------              ----------             -----------
     Total current assets                                         2,788,000               8,821,000              11,609,000
                                                                 ----------              ----------             -----------
PROPERTY AND EQUIPMENT                                                5,000                                           5,000

OTHER ASSETS                                                         72,000                                          72,000
                                                                 ----------              ----------             -----------
TOTAL ASSETS                                                     $2,865,000              $8,821,000             $11,686,000
                                                                 ==========              ==========             ===========

   LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                          $  356,000                                     $   356,000
  Income and other taxes payable                                    413,000                                         413,000
                                                                 ----------              ----------             -----------
     Total current liabilities                                      769,000                                         769,000

NOTES PAYABLE                                                       655,000                                         655,000
                                                                 ----------              ----------             -----------
     Total liabilities                                            1,424,000                                       1,424,000
                                                                 ----------              ----------             -----------
MINORITY INTEREST                                                    33,000                                          33,000
                                                                 ----------              ----------             -----------
SHAREHOLDERS' EQUITY:
  Common stock                                                          100                     (25)(1)               1,120
                                                                                                425 (2)
                                                                                                330 (3)
                                                                                                290 (4)
  Additional paid-in-capital                                        764,000                (374,975)(1)           9,583,980
                                                                                               (425)(2)
                                                                                          6,499,670 (3)
                                                                                          5,805,676 (4)
                                                                                         (3,109,966)(4)
  Retained earnings                                                 644,000                                         644,000
                                                                 ----------              ----------             -----------
     Total shareholders' equity                                   1,408,000               8,821,000              10,229,000
                                                                 ----------              ----------             -----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                       $2,865,000              $8,821,000             $11,686,000
                                                                 ==========              ==========             ===========



SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                       Zanart Entertainment Incorporated
      Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1) To record the repurchase of the common stock of a 25% (25 shares) shareholder of Continucare during August 1996 for $375,000.

(2) To record the issuance of 4,250,000 shares, par value $.0001 of Continucare common stock in connection with a 66,667 to one stock split effected during August 1996. Prior to the stock split, Continucare amended its Articles of Incorporation to increase its authorized common shares to 10,000,000, par value $.0001.

(3) To record the proceeds from a private placement of 3,300,000 shares of Continucare common stock at $2.00 a share completed during August 1996, net of estimated costs of $100,000.

(4) To record Zanart's net assets acquired in the Merger consisting of $2,196,000 in cash and an estimated $500,000 in net assets held for sale. The fair value assigned to Zanart's assets and liabilities are based on Continucare's management best estimates of the realizable values. Fair values assigned to Zanart's assets and liabilities may differ from the actual amounts realized or paid.

(5) To record (i) the cancellation 8,300,000 shares of Continucare common stock issued and outstanding; (ii) the issuance of 8,300,000 shares of Zanart common stock to Continucare shareholders, representing the conversion of each share of Continucare into one share of Zanart common stock, based on the Merger Agreement; and (iii) 2,902,983 shares of Zanart common stock issued and outstanding as of the date of the Merger Agreement.

    As Zanart has no significant assets other than cash, the excess amount resulting from this exchange by Continucare is considered a Merger premium ($3,109,966) paid in order to obtain the public corporate shell of Zanart. Accordingly, such merger premium is considered a cost associated with the issuance of its common stock with no goodwill recorded as a result of the Merger.

(6) Historical and pro forma earnings per share are calculated as follows:

                                                Historical      Pro Forma
                                              June 30, 1996   June 30, 1996
                                              -------------   -------------

        Net Income                               $644,609       $644,609
                                              =============   ============

        Number of shares outstanding:
         Continucare (after considering
         repurchase, stock split and
         private placement)                     8,300,000      8,300,000
         Zanart                                                2,902,983
                                              -------------   ------------
                                                8,300,000     11,202,983
                                              =============   ============

        Earnings per share                          $0.08          $0.06
                                              =============   ============

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Zanart Entertainment Incorporated:

     We have audited the accompanying statement of net assets in process of liquidation of ZANART ENTERTAINMENT INCORPORATED (a Florida corporation) as of June 30, 1996, and the related statement of changes in net assets in process of liquidation for the year then ended. In addition, we have audited the statement of operations, shareholders' equity (deficit) and cash flows for the year ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1 to the financial statements, the Company entered into an Agreement and Plan of Merger (the Agreement) with Continucare Corporation on August 9, 1996. Pursuant to the Agreement, the Company shall take such steps as are necessary to effectuate the sale or other disposition of the assets and the discharge of all liabilities relating to the Company's existing licensing business. As a result, the Company has changed its basis of accounting for 1996 from the going-concern basis to the liquidation basis. Accordingly, the carrying value of the remaining assets as of June 30, 1996 are presented at estimated realizable values and all liabilities are presented at estimated settlement amounts.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in process of liquidation of Zanart Entertainment Incorporated as of June 30, 1996, the changes in net assets in process of liquidation for the year then ended and for the year ended June 30, 1995, the statement of operations, shareholders' equity (deficit) and cash flows in conformity with generally accepted accounting principles applied on the bases described in the preceding paragraph.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                          ARTHUR ANDERSEN LLP

Los Angeles, California
September 17, 1996

                       ZANART ENTERTAINMENT INCORPORATED

               STATEMENT OF NET ASSETS IN PROCESS OF LIQUIDATION
                              AS OF JUNE 30, 1996

                                           ASSETS
Cash and cash equivalents........................................................  $2,196,266
Accounts receivable, net of allowance for doubtful accounts of $75,000...........     382,258
Inventories......................................................................     275,031
Officer advances.................................................................       3,649
                                                                                   ----------
  Total..........................................................................   2,857,204
                                                                                   ----------
                                         LIABILITIES
Accounts payable and accrued liabilities.........................................     172,811
Trade payable to vendor/shareholder..............................................     207,990
Professional fees payable........................................................      50,500
Accrued payroll..................................................................      19,743
Royalties payable................................................................     145,668
Reserve for loss on liquidation..................................................     660,492
                                                                                   ----------
  Total..........................................................................   1,257,204
                                                                                   ----------
NET ASSETS IN PROCESS OF LIQUIDATION.............................................  $1,600,000
                                                                                   ==========

         The accompanying notes are an integral part of this statement.

                       ZANART ENTERTAINMENT INCORPORATED

          STATEMENT OF CHANGES IN NET ASSETS IN PROCESS OF LIQUIDATION
                        FOR THE YEAR ENDED JUNE 30, 1996

REVENUES........................................................................  $ 2,503,506
COST OF REVENUES................................................................    2,345,238
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....................................    1,512,983
                                                                                  -----------
  Decrease from operations......................................................   (1,354,715)
INTEREST INCOME.................................................................      134,879
INTEREST EXPENSE................................................................       (2,483)
LOSS ON LIQUIDATION.............................................................   (1,058,931)
                                                                                  -----------
  Decrease before provision for state income taxes..............................   (2,281,250)
PROVISION FOR STATE INCOME TAXES................................................          800
                                                                                  -----------
  Net decrease..................................................................   (2,282,050)
NET ASSETS, beginning of year...................................................    3,882,050
                                                                                  -----------
NET ASSETS IN PROCESS OF LIQUIDATION, end of year...............................  $ 1,600,000
                                                                                  ===========
PRO FORMA EARNING PER SHARE INFORMATION (see Note 10):
  Earnings per common share.....................................................  $      0.06
                                                                                  ===========
  Weighted average number of shares outstanding.................................   11,402,983
                                                                                  ===========

         The accompanying notes are an integral part of this statement.

                       ZANART ENTERTAINMENT INCORPORATED

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                        FOR THE YEAR ENDED JUNE 30, 1995

                                             COMMON STOCK      ADDITIONAL
                                          ------------------    PAID-IN
                                           SHARES     AMOUNT    CAPITAL       DEFICIT       TOTAL
                                          ---------   ------   ----------   -----------   ----------
BALANCE, June 30, 1994..................  1,924,650    $192    $  321,920   $  (458,961)  $ (136,849)
  Issuance of common stock for cash.....     25,000       3        99,997            --      100,000
  Issuance of common stock for early
     extinguishment of debt.............     33,333       3       133,330            --      133,333
  Proceeds from public offering net of
     offering expenses of $1,161,572....    920,000      92     4,358,496            --    4,358,588
  Net loss..............................         --      --            --      (573,022)    (573,022)
                                          ---------    ----    ----------   -----------   ----------
BALANCE, June 30, 1995..................  2,902,983    $290    $4,913,743   $(1,031,983)  $3,882,050
                                          =========    ====    ==========   ===========   ==========

         The accompanying notes are an integral part of this statement.

                       ZANART ENTERTAINMENT INCORPORATED

                            STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 1995

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................................  $ (573,022)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization...............................................     121,838
     Provision for doubtful accounts.............................................      62,437
     Amortization of deferred financing costs....................................      65,268
     Loss from early extinguishment of debt......................................      37,281
     Changes in assets and liabilities:
       Accounts receivable.......................................................    (327,282)
       Income tax refund receivable..............................................       7,446
       Inventories...............................................................    (305,156)
       Prepaid expenses..........................................................     (43,486)
       Other assets..............................................................     (20,000)
       Accounts payable and accrued liabilities..................................     188,456
       Trade payable to vendor/shareholder.......................................    (170,263)
       Professional fees payable.................................................     (23,792)
       Accrued payroll...........................................................     (19,544)
       Royalties payable.........................................................      24,405
                                                                                   ----------
          Net cash used in operating activities..................................    (975,414)
                                                                                   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment...........................................     (48,637)
  Advances on licensing fees.....................................................     (95,000)
  Officer advances, net..........................................................       1,051
                                                                                   ----------
          Net cash used in investing activities..................................    (142,586)
                                                                                   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on notes..............................................................    (410,000)
  Proceeds from the issuance of common stock.....................................   4,458,588
                                                                                   ----------
          Net cash provided by financing activities..............................   4,048,588
                                                                                   ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS........................................   2,930,588
CASH AND CASH EQUIVALENTS, beginning of year.....................................     339,982
                                                                                   ----------
CASH AND CASH EQUIVALENTS, end of year...........................................  $3,270,570
                                                                                   ==========

         The accompanying notes are an integral part of this statement.

                       ZANART ENTERTAINMENT INCORPORATED

                            STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1995

REVENUES.........................................................................  $2,325,337
COST OF REVENUES.................................................................   1,818,202
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.....................................     958,817
                                                                                   ----------
  Loss from operations...........................................................    (451,682)
INTEREST INCOME..................................................................      23,149
INTEREST EXPENSE.................................................................    (106,408)
                                                                                   ----------
  Loss before provision for state income taxes and extraordinary item............    (534,941)
PROVISION FOR STATE INCOME TAXES.................................................         800
                                                                                   ----------
  Loss before extraordinary item.................................................    (535,741)
EXTRAORDINARY ITEM -- LOSS FROM EARLY EXTINGUISHMENT OF DEBT.....................     (37,281)
                                                                                   ----------
     Net loss....................................................................  $ (573,022)
                                                                                   ==========

         The accompanying notes are an integral part of this statement.

                       ZANART ENTERTAINMENT INCORPORATED

1.  ORGANIZATION AND LINE OF BUSINESS

     Zanart Publishing Incorporated (Zanart) was formed in March 1990 and merged with Xuma Corporation (Xuma), which was incorporated under the laws of the state of Florida in August 1986. In March 1994, the name was changed to Zanart Entertainment Incorporated (the Company).

     The Company designs, develops, markets and sells a variety of printed products based upon characters from entertainment properties licensed by the Company from television and motion picture studios. The Company's products are sold through retail chain stores, individual retail stores, direct mail catalogs and a television shopping network.

     During May 1995, the Company completed a public offering whereby 800,000 units were sold. Each unit was comprised of one share of common stock and one warrant to purchase one share of common stock at a price of $6.00. Warrants are fully exercisable when issued and will expire five years after they are issued. No warrants have been exercised as of June 30, 1996.

     During June 1995, the Company sold another 120,000 units as over-allotments related to the initial public offering. Total proceeds received, after related offering costs of $1,161,572, from the above sales were $4,358,588. Total proceeds include $160 received related to representative units issued to the underwriters. Offering costs consisted of direct costs incurred related to the public offering. These costs mainly consist of legal, accounting and printing fees, underwriter's commissions, as well as marketing costs incurred in connection with the offering.

     On August 9, 1996, the Company entered into an Agreement and Plan of Merger (the Agreement) with Continucare Corporation (Continucare). Pursuant to the Agreement, the Company will merge with and into Continucare (the Merger) and each issued and outstanding share of Continucare common stock (8,300,000 shares) will be converted into the right to receive one share of the Company's common stock. Thereafter, the present shareholders of Continucare will own approximately 74 percent of the issued and outstanding common stock of the Company. In connection therewith, although from a legal standpoint the Company will be the surviving Company, the acquiring company for accounting purposes will be Continucare. The transaction will be accounted for as a recapitalization of Continucare with Continucare as the acquiror (a reverse merger). Continucare was incorporated on February 12, 1996 in the State of Florida. Together with its subsidiaries, Continucare is a full-service healthcare management organization that creates and implements operational, marketing, administrative, staffing and financial programs for specialized outpatient institutional and professional providers. Continucare, which specializes in mental and physical rehabilitative programs, offers an expanded healthcare product line, including setting up and managing partial hospitalization and full-service community-based outpatient healthcare centers. Continucare manages nineteen partial hospitalization programs in three states and two day-treatment programs which serve as a step-down alternative to patients that no longer require partial hospitalization in order to assist the patients in transitioning back into their communities. Of the nineteen programs, four are also owned by shareholders of Continucare. See
Note 10 for unaudited pro forma information related to the Merger.

     Within three months from the closing of the Merger (September 11, 1996, the Closing Date), the Company shall take such steps as are necessary to effectuate the sale or other disposition of the assets and the discharge of all liabilities relating to the Company's existing licensing business (the Liquidation). At the end of the three months, the Company's closing cash balance is to be at least $2,000,000. In the event that the closing cash balance is less than the $2,000,000, then the holders of Continucare common stock shall receive one-half share of the Company's common stock for each dollar of difference. The Company estimates that its closing cash balance will be approximately $1,600,000, resulting in an additional 200,000 shares being issued to the holders of Continucare.

     As a result of the merger, the Company has changed its basis of accounting for 1996 from the going-concern basis to the liquidation basis. Accordingly, the carrying values of the remaining net assets as of June 30, 1996 are presented at estimated realizable values and settlement amounts as determined by the Company. The final realizable values and settlement amounts may be different from the amounts estimated in the accompanying financial statements.

     The $660,492 reserve for loss on liquidation represents merger related costs incurred by the Company of approximately $247,000, cash operating losses incurred from July 1, 1996 to the Closing Date of approximately $178,000, estimated costs to be incurred during the three month liquidation period of approximately $105,000, and severance pay of approximately $130,000. The amount has been included in loss on liquidation in the accompanying statements of activities in liquidation. The loss on liquidation also includes certain provisions made to restate the net assets as of June 30, 1996 at their estimated realizable values. These provisions primarily include adjustments to inventories, prepaid expenses, furniture and equipment, and licensing fees.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

     The Company considers cash equivalents to be short-term, highly liquid investments that are both readily convertible to known amounts of cash, and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Cash equivalents include money market funds and are carried at market which equals cost.

     Cash and cash equivalents are exposed to concentrations of credit risk. The Company has placed approximately $2,109,000 in high quality securities within one institution and one account.

B. INVENTORIES

     Inventories are carried at the lower of invoiced cost (first-in, first-out) or market and consist of finished goods and raw materials/supplies of $110,012 and $165,019, respectively.

C. REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of goods.

D. STATEMENT OF CASH FLOWS

     The Company prepares its 1995 statement of cash flows using the indirect method as defined under Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows." Required cash and non-cash transaction disclosures are as follows:

     During fiscal year 1995, the Company made cash payments of $40,444 and $800 for interest and income taxes, respectively.

     In December 1994, the Company issued 33,333 shares of its common stock in exchange for a $100,000 reduction in debt.

E. SHAREHOLDER NOTE PAYABLE AND DEFERRED FINANCING COSTS

     In February 1994, the Company borrowed $500,000 from Frost Nevada Limited Partnership. On December 30, 1994, the Company issued 33,333 shares of its common stock valued at $133,333 ($4.00 per share) in exchange for a $100,000 reduction in the principal amount. The exchange resulted in an extraordinary loss of $37,281. The loss includes amortization of deferred financing costs of $3,948. During

                       ZANART ENTERTAINMENT INCORPORATED
fiscal year 1995, the Company incurred interest expense of $40,444 in connection with the above shareholder note payable.

     In connection with the original $500,000 loan above and certain related consulting services rendered, 762,500 shares of the Company's common stock was issued in 1994. The market value of the shares were $111,782 and were recorded as deferred financing costs. During fiscal year 1995, the then remaining unamortized deferred financing costs of $69,216 were amortized with $65,268 included in interest expense and $3,948 included in the extraordinary loss from early extinguishment of debt in the accompanying statement of operations.

F. USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

G. FAIR VALUE OF FINANCIAL INSTRUMENTS

     All financial instrument carrying amounts approximate fair value because of their short maturity or they bear interest at a reasonable rate.

H. LOSS PER COMMON SHARE

     Loss per common share is based upon the pro forma weighted average number of common shares outstanding assuming the Merger with Continucare (see Note 1) had been completed as of February 12, 1996, the date Continucare began operations. Loss per common share information for 1995 has not been provided because the historical financial statement after the Merger are exclusively those of Continucare.

     Common stock equivalents have not been included as the Company's average market common share price for 1996, as of June 30, 1996, and for the three months ended June 30, 1996 have all been below the exercise price of all issued and outstanding options and warrants.

I. NEW FINANCIAL ACCOUNTING PRONOUNCEMENTS

     The requirements of the Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, issued in October 1995 and Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation, issued in October 1995, are effective for financial statements for years that begin after December 15, 1995. These new standards will be implemented in fiscal year 1997 and the effect of the new financial accounting pronouncements are expected to be immaterial.

3.  SIGNIFICANT CUSTOMERS

     The Company's largest customer (Warner Bros. Inc.) represents approximately 54 and 47 percent of sales for fiscal year 1996 and 1995, respectively. The Company's second largest customer (Musicland Group, Inc.) represents approximately 11 and 10 percent of sales for fiscal year 1996 and 1995. No other customers represented 10 percent or more of sales in fiscal years 1996 and 1995. The Company's sales are primarily distributed throughout the United States to a diversified customer base. However, a substantial portion of its debtors' abilities to honor their contracts is dependent on the entertainment economic sector.

                       ZANART ENTERTAINMENT INCORPORATED

4.  RELATED PARTY TRANSACTIONS

     The Company rents space from one of its suppliers (the Supplier, who is also a minority shareholder) under a month-to-month operating lease agreement. For the fiscal years ended June 30, 1996 and 1995, rent expense was approximately $10,000 and $17,000, respectively.

     Company net purchases from the above Supplier/Shareholder totaled $1,018,815 and $472,088 for the years ended June 30, 1996 and 1995, respectively. Accounts payable due to the Supplier was $207,990 at June 30, 1996.

5.  INCOME TAXES

     The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the difference are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax asset or liabilities from period to period.

     As of June 30, 1996 the Company had approximately $1,748,000 and $1,690,000 of federal and state net operating loss carryforwards, respectively. Other deferred tax assets primarily related to certain allowances made for doubtful accounts and inventories, and the provision recorded (totaling $1,058,931) to restate net assets at their net realizable value (see Note 1).

     Pursuant to Internal Revenue Service code section 382 (Section 382(c)), a company that is acquired must maintain operations for two years after the purchase. Otherwise the acquired company's previously existing net operating loss carryforwards, and deferred assets and liabilities are unavailable to the acquiring company.

     Based on Section 382(c), the Liquidation, and SFAS 109, the Company has recorded valuation allowances against the realization of its deferred tax assets. It is this valuation allowance that is primarily the reconciling difference between the expected income tax provision at the statutory federal income tax rate and the actual provision incurred.

     The provision for state income taxes of $800 for the fiscal years ended June 30, 1996 and 1995, respectively, consist only of the current state provision.

6.  CONSULTING AGREEMENT

     During May and August 1994, the Company entered into consulting agreements with two unrelated individuals. Under the agreements, the Company has granted each individual an option to acquire 10,000 shares of the Company's common stock at a price of $6.00 per share. These options vest and are exercisable at the rate of 2,500 shares per year and are conditioned upon, among other things, the individuals continuing as a consultant to the Company. During July 1996, one of the above consultants was appointed to the Board of Directors. As a result, an additional 2,500 shares are to vest on the Closing Date. The exercise period was extended to October 31, 1998 for the above options in connection with the Merger.

7.  EMPLOYMENT AGREEMENTS

     During fiscal year 1995, the Company entered into three year employment agreements with four of its executive officers (Thomas Zotos, Robert Stein, Mark Politi and Todd Slayton). In April 1996, Mark Politi resigned. Pursuant to the employment agreements, each individual will receive an annual base salary ranging from $60,000 to $75,000. A signing bonus of $20,000 was paid to Mr. Zotos in July 1994. Upon the completion of the public offering, the executives received additional compensation totaling $70,000. Additionally, these

                       ZANART ENTERTAINMENT INCORPORATED
individuals agree not to compete with the Company and solicit employees and customers from the Company during the term of the agreements and for one year thereafter. If at any time during the term of the agreements, a change of ownership of at least more than 50 percent of the outstanding voting shares of the Company occurs along with other defined events, the employee has the option to terminate his agreement at which time the Company is obligated to pay to the employee a lump sum equal to two times the present value of his remaining financial entitlements under the agreement.

     Pursuant to the employee agreements entered into during fiscal year 1995, the Company granted two executives an option to acquire a total of 62,500 shares of the Company's common stock at a purchase price of $6.00 per share. Option shares vest and are exercisable over a three year period. Due to the resignation of an officer above, an option to acquire a total of 37,500 shares was terminated. Pursuant to an amendment to the employment agreements in connection with the Merger, the other option has been extended to October 31, 1998 and the remaining unvested portion of 8,333 shares is to vest on October 31, 1996. The amendment also provides for an additional option to acquire 20,000 shares of the Company's common stock at the closing market price at the day before the Closing Date ($8.25). The option is fully vested and expires October 31, 1998.

     As a result of the Merger, the officers entered into amendments to their employment agreements. Pursuant to the amendments, the executives resigned as officers and are to continue as employees through the three month liquidation period. At the end of which, each former officer is to receive severance compensation equal to six months of salary. The not to compete clauses and the compensation due upon the change in control provisions have been waived. The Company's rights (prior to the Merger) in its fixed assets, a licensing agreement, and the Company's name, logo and trademarks are to be jointly assigned to two of the former officers at no cost to the officers. The carrying values as of June 30, 1996 of the assets to be assigned of approximately $49,000 have been charged to loss on liquidation in the accompanying statement of activities in liquidation.

     Minimum payments required in fiscal 1997 under the three remaining employment agreements are approximately $207,000.

8.  OPTIONS AND WARRANTS

     The Company entered into an agreement on December 7, 1994 to sell 25,000 shares of its common stock for $4.00 per share to an unrelated party. The purchaser also receives an option to acquire an additional 25,000 shares of common stock, subject to an anti-dilution covenant as defined in the agreement, at a purchase price of $4.00 per share. The option shares may be exercised in whole or in part at any time or from time to time for five years ending December 1999.

     In connection with the public offering, the underwriters were issued 80,000 representative units. Each representative unit entitles the holder to purchase one share of common stock and a warrant to purchase a share of common stock each for $7.50. The warrants vest and are exercisable over a four year period starting one year from the public offering. The representative units were issued for $160.

     In December 1995, the Company's shareholders approved the 1995 Stock Option Plan (the Plan). Under the Plan, a maximum of 360,000 shares of the Company's common stock may be issued at an exercise price equal to not less than the fair market value of the Company's common stock on the date of the grant. The Plan provides for the issuance of incentive stock options to employees of the Company and non-qualified stock options to employees, directors, independent contractors and agents of the Company. In December 1995, two options to purchase 2,500 common shares each at $5.25 a share was granted to the non-employer directors of the Company. The options vest immediately and are exercisable with no expiration date. The Plan was terminated subsequent to year end as a condition to the Merger.

                       ZANART ENTERTAINMENT INCORPORATED

     The following is a summary of all options and warrants granted to acquire the Company's common stock as of June 30, 1996.

 SHARES        SHARES        SHARES
 GRANTED       VESTED       EXERCISED
---------     ---------     ---------
1,405,000     1,389,167        --

     The following is a summary of all options and warrants granted to acquire the Company's common stock as of the Closing Date.

 SHARES        SHARES        SHARES
 GRANTED       VESTED       EXERCISED
---------     ---------     ---------
1,425,000     1,414,167        --

     Of the 10,833 unvested shares as of the Closing Date, 8,333 shares will vest on October 31, 1996 and the remainder will be canceled in accordance with the Agreement.

9.  COMMITMENTS AND CONTINGENCIES

     The Xuma registration statement declared effective by the U.S. Securities and Exchange Commission on March 31, 1988 contained disclosures that management of the Company would not consider acquiring a business opportunity in which its management had a five percent or greater equity interest unless the Company first received from an independent, qualified business appraiser an opinion that the acquisition was fair and reasonable to the shareholders. At the time Xuma merged with Zanart in March 1990, Zanart was controlled by a member of Xuma's management. Neither an affiliation notice nor a business appraisal were obtained and delivered to the shareholders. Management of Xuma determined a business appraisal was not needed as there were no significant operating or intangible assets in Zanart at the date of the merger. However, Zanart was in the process of obtaining license agreements to commence principal operations and securing the services of its current Chief Executive Officer, Mr. Zotos (who has significant experience in the entertainment licensing properties business) to become an employee of the Company to manage the Company's operations. The shares of common stock outstanding as of the date of the Zanart merger, net of shares held by current and past officers and directors, totaled 51,400 or 6 percent of the total outstanding shares after the merger (11 percent of pre-merger outstanding shares).

     Additionally, due to a ministerial error, the Xuma registration statement contained as an exhibit Articles of Incorporation (Disclosed Articles) that were different from the actual Articles of Incorporation (Actual Articles) filed by the Company on August 4, 1986. The primary difference between the two sets of articles was that the Actual Articles contained provisions granting shareholders preemptive rights. Accordingly, it is possible that certain shareholders of the Company could assert that they had preemptive rights to acquire certain Company's securities and that certain issuance's of the Company's securities were made in violation of such rights. In February 1994, the Company restated its Articles of Incorporation eliminating preemptive rights originally granted to shareholders. Accordingly, shareholders dissenting to this action can enforce recession rights thereby requiring the Company to pay them the fair value of their shares at the date of the restatement of the articles. The number of shares of common stock which may still assert either preemptive or dissenters rights as a result of these actions, net of shares held by current and past officers and directors, totaled 63,400 shares.

     Based upon the closely controlled nature of the Company, the passage of time and lack of damages incurred relating to the merger as well as the limited number of securities issuance's and shareholders possessing either preemptive or rescission rights, Company management is of the belief, based in part on discussions with legal counsel, that these items would not, individually or in the aggregate, have a material adverse effect on the Company.

                       ZANART ENTERTAINMENT INCORPORATED

10.  PRO FORMA INFORMATION (UNAUDITED)

     The following unaudited pro forma condensed consolidated balance sheet as of June 30, 1996 has been prepared by adjusting Continucare's historical condensed consolidated balance sheet as of June 30, 1996. As Zanart's operations will be discontinued, no pro forma statement of income is presented as the Merger would have no material effect on the historical operations of Continucare had the Merger occurred on February 12, 1996 (Inception). The historical balance sheet has been adjusted to give effect to the merger as if the Merger had occurred as of June 30, 1996.

     The pro forma unaudited condensed consolidated balance sheet presented herein does not purport to be indicative of the actual financial position of the Continucare had the Merger actually been consummated on June 30, 1996, or of the future financial position of Continucare which will result from the consummation of the Merger.

                                                         HISTORICAL     PRO FORMA
                                                         CONTINUCARE   ADJUSTMENTS       PRO FORMA
                                                         -----------   -----------      -----------
CURRENT ASSETS:
  Cash and cash equivalents............................  $   819,000   $  (375,000)(1)  $ 8,544,000
                                                                         6,500,000(3)
                                                                         1,600,000(4)
  Accounts receivable..................................    1,968,100            --        1,968,100
  Prepaid expenses and other current assets............        1,000            --            1,000
                                                          ----------    ----------      -----------
          Total current assets.........................    2,788,100     7,725,000       10,513,100
                                                          ----------    ----------      -----------
PROPERTY AND EQUIPMENT.................................        5,000            --            5,000
OTHER ASSETS...........................................       72,000            --           72,000
                                                          ----------    ----------      -----------
TOTAL ASSETS...........................................  $ 2,865,100   $ 7,725,000      $10,950,100
                                                          ==========    ==========      ===========
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................  $   356,000            --      $   356,000
  Income and other taxes payable.......................      413,000            --          413,000
                                                          ----------    ----------      -----------
          Total current liabilities....................      769,000            --          769,000
NOTES PAYABLE..........................................      655,000            --          655,000
                                                          ----------    ----------      -----------
TOTAL LIABILITIES......................................    1,424,000            --        1,424,000
MINORITY INTEREST......................................       33,000            --           33,000
                                                          ----------    ----------      -----------
SHAREHOLDERS' EQUITY(6):
  Common stock.........................................          100           (25)(1)        1,140
                                                                               425(2)
                                                                               330(3)
                                                                               290(4)
                                                                                20(5)
  Additional paid-in capital...........................      764,000      (374,975)(1)    8,488,250
                                                                              (425)(2)
                                                                         6,499,670(3)
                                                                         1,599,710(4)
                                                                               (20)(5)
Retained earnings......................................      644,000            --          644,000
                                                          ----------    ----------      -----------
          Total shareholders' equity...................    1,408,100     7,725,000        9,133,100
                                                          ----------    ----------      -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...  $ 2,865,100   $ 7,725,000      $10,590,100
                                                          ==========    ==========      ===========

                       ZANART ENTERTAINMENT INCORPORATED

---------------

(1) To record the repurchase of the common stock of a 25 percent former shareholder of Continucare during August 1996 for $375,000.
(2) To record the issuance of 4,999,925 shares of Continucare common stock in connection with a 66,667 to one stock split effected during August 1996. Prior to the stock split, Continucare amended its Articles of Incorporation to increase its authorized common shares to 10,000,000 par value $.0001.
(3) To record the proceeds from a private placement of 3,300,000 shares of Continucare common stock at $2.00 a share completed during August 1996, net of estimated costs of $100,000.
(4) To record (i) the cancellation 8,300,000 shares of Continucare common stock issued and outstanding; (ii) the issuance of 8,300,000 shares of Zanart common stock to Continucare shareholders, representing the conversion of each share of Continucare into one share of Zanart common stock, based on the Agreement; (iii) 2,902,983 shares of Zanart common stock issued and outstanding as of the date of the Agreement; and (iv) Zanart's net assets acquired in the Merger consisting of $1,600,000 in cash.
(5) To record the issuance of an additional 200,000 shares at $.0001 par value (see Note 1).
(6) Historical and pro forma earnings per share for Continucare for the period from February 12, 1996 (Inception) through June 30, 1996 are calculated as follows:

                                                               HISTORICAL       PRO FORMA
                                                              JUNE 30, 1996   JUNE 30, 1996
                                                              -------------   -------------
        Income from Continucare operations..................   $ 1,033,000     $  1,033,000
                                                                ==========      ===========
        Net income..........................................   $   644,609     $    644,609
                                                                ==========      ===========
        Number of shares outstanding:
          Continucare:
             Historical -- (giving effect to stock split)...     6,666,667        6,666,667
             Net increase after stock repurchase and private
               placement....................................            --        1,633,333
          Zanart merger (after the issuance of additional
             200,000 shares)................................            --        3,102,983
                                                                ----------      -----------
                                                                 6,666,667       11,402,983
                                                                ==========      ===========
        Earnings per share (EPS)............................   $      0.10     $       0.06
                                                                ==========      ===========

     As discussed in Note 1, the above pro forma earnings per share (EPS) calculation excludes issued and outstanding options and warrants. However, assuming that the Merger took place at Continucare's inception, the pro forma weighted average number of shares outstanding (including options and warrants under the treasure stock method) would increase by approximately 420,000 shares resulting in a reduction in EPS to $0.05 per share.

================================================================================

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THE COVER PAGE HEREOF, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            -------------------------
===============================================================================

===============================================================================


                                 530,000 SHARES

                             CONTINUCARE CORPORATION

                                  COMMON STOCK

                            -------------------------
                                   PROSPECTUS
                            -------------------------



                                November __, 1996


==============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant shall indemnify and may insure its officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Registrant to indemnify the officers and directors of the Registrant for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.    Other Expenses of Issuance and Distribution.

         The Registrant estimates that its expenses in connection with the offering described in this registration statement will be as follows:


Securities and Exchange Commission registration fee . . . . . . . . . . . . . . . . . . . .       $ 1,149
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35,000
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10,000
                                                                                                   ------

         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                                  $66,149
                                                                                                  =======

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

         Prior to the Merger, Continucare Corporation effectuated the private sale of an aggregate of 3,300,000 shares of pre-Merger Continucare common stock which was completed on August 29, 1996 (the "Private Offering"). Such shares were issued in accordance with the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering. The aggregate dollar amount raised from the Private Offering was $6,600,000. No commissions or discounts were given in connection with the Private Offering.

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
 3.1     The Registrant's Articles of Incorporation (Exhibit 3.1) (1)

 3.2     The Registrant's Bylaws (incorporated by reference from the
         Registrant's Registration Statement on Form SB-2, Securities Act File
         No. 33-88580, filed with the Commission on January 17, 1995).

 4.1     Form of certificate evidencing shares of Common Stock (Exhibit 4.1) (1)

 4.2     Form of Series A Warrant (Exhibit 4.2) (1)

 5       Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.

10.1 Employment Agreement between the Company and Charles M. Fernandez dated as of September 11, 1996.
         (Incorporated by reference from the Registrant's Form 10-KSB filed with the Commission on September 30, 1996)

10.2 Employment Agreement between the Company and Susan Tarbe dated as of September 23, 1996. (Incorporated by reference from the Registrant's
         Form 10-KSB/A filed with the Commission on October 17, 1996)

10.3     Consulting Agreement between the Registrant and Barry Goldstein dated
         September 11, 1996

10.4     Consulting Agreement between the Registrant and Douglas Miller dated
         September 11, 1996

23.1     Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.
         (included in its opinion in Exhibit 5)

23.2     Consent of Deloitte & Touche LLP

23.3     Consent of Arthur Andersen LLP

24       Reference is made to the Signatures section of this Registration
         Statement for the Power of Attorney contained therein

         (1) Incorporated by reference from the indicated exhibit to the Registrant's Post Effective Amendment No. 1 to Registration Statement on Form SB-2 on Form S-3 filed with the Commission on October 29, 1996.

ITEM 28. UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 22nd day of November, 1996.

                         CONTINUCARE CORPORATION


                         By:/s/Charles M. Fernandez
                            --------------------------------------------------
                            Charles M. Fernandez,
                            Chairman, Chief Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles M. Fernandez his true and lawful attorney-in-fact, who acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, including any registration statement pursuant to Rule 462 under the Securities Act, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney- in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                  TITLE                             DATE
                       ---------                                  -----                             ----
         /s/ Charles M. Fernandez                   Chairman, Chief Executive                 November 22, 1996
         -------------------------------------      Officer and President (Principal
         Charles M. Fernandez                       Executive Officer)


         /s/ Phillip Frost, M.D.                    Vice Chairman                             November 22, 1996
         -------------------------------------
         Phillip Frost, M.D.

         /s/ Susan Tarbe                            Executive Vice President and              November 22, 1996
         -------------------------------------      General Counsel
         Susan Tarbe

         /s/ Maria T. Sosa                          Chief Accounting Officer                  November 22, 1996
         -------------------------------------      (Principal Accounting Officer)
         Maria T. Sosa

         /s/ Arthur M. Goldberg                     Director                                  November 22, 1996
         -------------------------------------
         Arthur M. Goldberg

         /s/ Richard Frost                          Director                                  November 22, 1996
         -------------------------------------
         Richard Frost

         /s/ Mark Hanna                             Director                                  November 22, 1996
         -------------------------------------
         Mark Hanna

         /s/ Michael Piercey, M.D.                  Director                                  November 22, 1996
         -------------------------------------
         Michael Piercey, M.D.





                                      II-3